UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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COMMUNITY HEALTH SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2019 Annual Meeting of Stockholders and Proxy Statement Community Health Systems, Inc. Providing Healthcare Solution for Over 30 YearsTo Be Held: Tuesday, May 14, 2019 8:00 a.m. (Central Daylight Time) Franklin Marriot Cool Springs 700 Cool Springs Boulevard Franklin, Tennessee

April 4, 2019

DEAR FELLOW STOCKHOLDERS,

I am pleased to announce the Community Health Systems, Inc. 2019 Annual Meeting. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be considered and voted on during that meeting. I encourage you to read the Proxy Statement carefully for more information.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan on attending the meeting, the Company would appreciate your efforts to vote your shares. Additional information on this process can be found in the Proxy Statement.

I do not believe that communication begins and ends with the Annual Meeting. We look forward to a continuing dialogue with our stockholders in the future. Thank you for your investment in Community Health Systems, Inc. and your support.

Sincerely,

Wayne T. Smith

Chairman and Chief Executive Officer

COMMUNITY HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 14, 2019

8:00 a.m. (Central Time)

Franklin Marriott Cool Springs, 700 Cool Springs Blvd., Franklin, Tennessee 37067

The Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 14, 2019 at 8:00 a.m. (Central Time) at Franklin Marriott Cool Springs, 700 Cool Springs Blvd., Franklin, Tennessee 37067, to consider and act upon the following matters:

1.	To elect eleven (11) directors, each to serve for a term of one year to expire at the 2020 Annual Meeting of Stockholders;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 18, 2019, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO VOTE VIA THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY THE METHODS SPECIFIED ON THE VOTING INSTRUCTION FORM THAT THEY PROVIDE. WE ENCOURAGE YOU TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Christopher G. Cobb

Vice President-Legal and Corporate Secretary

Franklin, Tennessee

April 4, 2019

ANNUAL MEETING OF STOCKHOLDERS OF

COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Table of Contents

Page
Proxy Summary	S-1
Introduction	1
General Information	5
Members of the Board of Directors	17
Security Ownership of Certain Beneficial Owners and Management	22
Section 16(a) Beneficial Ownership Reporting Compliance	25
Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	25
Compensation Committee Interlocks and Insider Participation	25
Information About Our Executive Officers	26
Proposal 1 — Election of Directors	28
Proposal 2 — Advisory Vote on Executive Compensation	28
Executive Compensation	30
Compensation Discussion and Analysis	30
Compensation Committee Report	49
Summary Compensation Table	50
Grants of Plan-Based Awards	52
Outstanding Equity Awards at Fiscal Year-End	53
Option Exercises and Stock Vested	54
Pension Benefits	54
Non-Qualified Deferred Compensation	55
Potential Payments upon Termination or Change in Control	56
Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm	61
Miscellaneous	63
Annex A — Non-GAAP Financial Measures	A-1

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this Proxy Statement other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this Proxy Statement. These factors including, without limitation, the risks and uncertainties disclosed in our public filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

SUMMARY

This summary highlights information about Community Health Systems, Inc. (the “Company”, “we”, “our”, or “us”) and certain information contained elsewhere in this Proxy Statement. Our stockholders will be asked to consider and vote on the matters listed below at our 2019 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. In addition, for more complete information about the Company’s business and details about the Company’s 2018 performance highlights and the financial measures mentioned in this Proxy Statement, please review the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2019.

2018 FINANCIAL PERFORMANCE HIGHLIGHTS

During 2018, we continued executing on a number of changes to our business, with a focus on improving our overall performance and efficiency. Our consolidated financial results reflect the impact of divestitures completed during 2018 and 2017, including a reduction in net operating revenues and Adjusted EBITDA. However, while we owned and operated fewer hospitals during 2018, we realized improved consolidated Adjusted EBITDA margin as well as improved same-store results across volumes and pricing. We continued our progress across strategic initiatives, such as improving our patient safety and quality, reinforcing our competitive position in core markets, enhancing our patient connectedness, and investing in operational efficiency. A few examples of progress in these areas include our continued reduction in our Serious Safety Event Rate (SSER), investment in new patient access points, growth of our patient transfer and access program, and savings on key expense items. We believe this focus and investment has strengthened the Company and positioned us for improved performance going forward.

In addition to the investments in our core operations, we continue to optimize our core portfolio through our portfolio rationalization strategy. In this regard, during 2018, we completed the divestiture of 11 hospitals, and divested two additional hospitals effective January 1, 2019. We intend to continue to pursue our portfolio rationalization strategy in 2019. From these efforts, we have seen improvements in the performance of our core assets. Moving forward, we intend to take advantage of further portfolio optimization opportunities and expect these efforts to allow the Company to lower overall debt and shift focus to hospitals and networks with stronger market position, which we believe will improve our performance and enhance long-term stockholder value.

Our performance results during 2018 and 2017 are reflected in the chart below.

Performance Results For the Years Ended December 31, 2018 and 2017 (dollars in millions, except per share amounts)
Key Metrics	2018 Results	2017 Results	% Increase/ (Decrease)
Net Operating Revenues (1)	$14,155	$15,353	(7.8)%
Net loss attributable to Community Health Systems Inc. stockholders	$(788)	$(2,459)	68.0%
Net loss attributable to Community Health Systems Inc. stockholders as a % of net operating revenues	(5.6)%	(16.0)%	65.0%
Adjusted EBITDA (1)(2)	$1,642	$1,703	(3.6)%
Adjusted EBITDA as a percentage of net operating revenues (1)(2)	11.6%	11.1%	4.6%
Cash Flow from Operations	$274	$773	(64.6)%
Loss per Diluted Share from Continuing Operations, as reported	$(6.99)	$(21.89)	68.1%
(Loss) income per Diluted Share from Continuing Operations, excluding Adjustments (1)(2)	$(1.94)	$(1.20)	(61.7)%
Stock Price as of December 31	$2.82	$4.26	(33.8)%

(1) Includes a $591 million adjustment for the adverse impact of the change in estimate for contractual allowances and provision for bad debts recorded during the three months ended December 31, 2017. This adjustment reduced net operating revenues and Adjusted EBITDA by $591 million and income from continuing operations by $378 million, or $3.38 per share (diluted), for the year ended December 31, 2017.

(2) Adjusted EBITDA and Income per Diluted Share from Continuing Operations, excluding adjustments, are non-GAAP financial measures. For a definition of these non-GAAP financial measures and why we believe these non-GAAP financial measures present useful information to investors, as well as a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, see Annex A.

Net Operating Revenues Income (Loss) per Diluted Share From Continuing Operations, As Reported and Adjusted (3) Adjusted EBITDA (3) Stock Price (as of December 31) Cash Flows from Operations Capital Expenditures

(1) Includes a $169 million increase in the Company’s allowance for doubtful accounts on the December 31, 2015 consolidated balance sheet and a corresponding $169 million increase to the provision for bad debts related to a change in estimate recorded during the three months ended December 31, 2015. This adjustment reduced net operating revenues and Adjusted EBITDA by $169 million and income from continuing operations by $108 million, or $0.94 per share (diluted) for the year ended December 31, 2015.

(2) Includes a $591 million adjustment for the adverse impact of the change in estimate for contractual allowances and provision for bad debts recorded during the three months ended December 31, 2017. This adjustment reduced net operating revenues and Adjusted EBITDA by $591 million and income from continuing operations by $378 million, or $3.38 per share (diluted), for the year ended December 31, 2017.

(3) Income (Loss) per Diluted Share from Continuing Operations, as adjusted, reflects our reported Income (Loss) per Diluted Share from Continuing Operations for the periods presented adjusted for certain items as reflected on Annex A. Adjusted EBITDA is EBITDA (which is a non-GAAP financial measure that consists of net loss attributable to Community Health Systems, Inc. before interest, income taxes and depreciation and amortization) adjusted for certain items as reflected on Annex A. For a definition and reconciliation of Adjusted EBITDA and Income per Diluted Share from Continuing Operations excluding adjustments, to the most comparable GAAP measures, and why we believe these non-GAAP financial measures present useful information to investors, see Annex A.

BOARD OF DIRECTORS NOMINEES

Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated eleven (11) people for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. A more detailed biography of each director can be found on pages 17 to 22 of the Proxy Statement.

Name/Experience/Occupation	Director Since	Committee Memberships
John A. Clerico Mr. Clerico brings executive leadership experience to the Board. He has held positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer during various points in his career working for such notable companies as Praxair and Union Carbide. He is currently chairman and registered financial advisor of ChartMark Investments.	2003	Compensation*, Audit & Compliance
Michael Dinkins Mr. Dinkins brings extensive experience to the Board based on his prior service as a board member and chief financial officer of Integer Holdings Corp., a publicly-traded company, as well as knowledge of complex financial and operational issues facing large organizations and an understanding of operations and financial strategy in challenging environments. He is currently president and chief executive officer of Dinkins Financial, a consulting company that helps small businesses gain access to capital.	2017	Audit & Compliance
James S. Ely III Mr. Ely founded PriCap Advisors LLC in 2009 and has served as its chief executive officer since inception. He has extensive banking experience having worked as senior banker and managing director in JP Morgan’s syndicated and leveraged finance group.	2009	Audit & Compliance*
John A. Fry Mr. Fry currently serves as president of Drexel University in Philadelphia, Pennsylvania. Prior to that, he served as president of Franklin & Marshall College in Lancaster, Pennsylvania. Mr. Fry has unique experience as the president of an academic institution along with prior experience with the University of Pennsylvania health system.	2004	Compensation, Governance & Nominating
Tim L. Hingtgen Mr. Hingtgen is our President and Chief Operating Officer and joined the company in 2008. Mr. Hingtgen has over 20 years of healthcare management experience and is a highly accomplished hospital operator with a track record of successfully optimizing hospital operations and developing regional healthcare networks.	2017
Elizabeth T. Hirsch Ms. Hirsch brings valuable insight in accounting and finance, having served as vice president and controller of Praxair, Inc., from 2010 until her retirement in August 2016. Prior to becoming controller, Ms. Hirsch served as Praxair’s director and then vice president of investor relations from 2002 until 2010. Prior to joining Praxair, she had fifteen years of experience in corporate banking.	2018
William Norris Jennings, M.D. Dr. Jennings is currently retired after more than 43 years as a practicing family medicine physician, most recently with KentuckyOne Health in Louisville, Kentucky. He brings a recently-practicing physician’s perspective to the Board and has hands on experience managing large physician practices.	2008	Governance & Nominating
K. Ranga Krishnan, MBBS Dr. Krishnan’s service as the dean of two medical schools, including Rush and Duke-NUS, and as an executive and administrator at a large medical center provides the Board with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries.	2017	Governance & Nominating

Name/Experience/Occupation	Director Since	Committee Memberships
Julia B. North Ms. North is our Lead Director. She is currently retired. Ms. North has served in many senior executive positions including president of consumer services for Bellsouth Telecommunications. She currently serves on the board of directors of Acuity Brands, Inc.	2004	Governance & Nominating*, Compensation
Wayne T. Smith Mr. Smith is our Chairman and Chief Executive Officer. Mr. Smith joined the company in 1997 and was subsequently elected to the Board. He is one of the most tenured executives in the hospital industry and has led the Company’s growth to become one of the largest publicly traded hospital companies in the nation. He serves on the boards of the Federation of American Hospitals and Auburn University.	1997	Chairman of the Board
H. James Williams, Ph.D. Dr. Williams currently serves at the president of Mount St. Joseph University in Cincinnati, Ohio. Prior to that, he served as president of Fisk University in Nashville, Tennessee. He brings diverse experience in finance, law and higher education to the Board.	2015	Audit & Compliance

*Chairman of Committee

CORPORATE GOVERNANCE HIGHLIGHTS

•  Annual election of directors

•  Directors elected by majority vote

•  Independent directors comprise super-majority of the Board

•  Comprehensive Code of Conduct and Corporate Governance Guidelines

•  Written charters for all Board Committees which are reviewed annually

•  Limits on the number of other public company boards on which our directors may serve

•  Risk oversight by full Board and Board Committees

•  Stock ownership guidelines for directors and executive officers aligned with industry standards

•  Policy prohibiting pledging and hedging of our stock

•  Strong compliance program

•  Resignation policy for directors who do not receive more votes “for” than “against” their election

•  All Board Committees consist solely of independent directors

•  Independent Lead Director of the Board, who presides at regularly scheduled executive sessions of our Board

•  100% Board and Committee meeting attendance in 2018

•  Annual Board and Board Committee Self-Evaluations

•  Board participation in executive succession planning sessions

•  Compensation “clawback” policy

•  Strong pay-for-performance philosophy

•  One class of voting shares outstanding

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year interact with stockholders through a variety of stockholder engagement activities. In 2018, our key stockholder engagement activities included attendance at six investor conferences, five large group investor and prospective investor meetings at our corporate offices, and our 2018 Annual Meeting of Stockholders. Our Investor Relations department is the contact point for stockholder interaction with the Company. Stockholders may also access investor information about the Company through our website www.chs.net/investor-relations. For questions concerning Investor Relations, you may call (615) 465-7000 or email us from the Contact Us section on our website (www.chs.net/contact-us/).

ALIGNING PAY AND PERFORMANCE

2018 Executive Compensation

At our 2018 Annual Meeting of Stockholders, approximately 96% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our Named Executive Officers as described in our 2018 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

As a leader in the hospital sector of the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company continues to focus on improving earnings and profitability as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

Our performance in 2018 was significantly improved, in comparison to 2017, and we achieved certain of our financial targets as initially set forth in the Company’s earnings release issued in February 2018, and also progressed on several other key objectives intended to position the Company for future growth. Consistent with the Company’s pay-for-performance philosophy, this resulted in annual cash incentive compensation for our named executive officers that, while somewhat lower than their target amounts for 2018 (for example, our Chief Executive Officer earned 87% of his target cash incentive award attainable for 2018), represented a significant increase in the annual cash incentive compensation paid to our named executive officers for 2018 in comparison to 2017. In addition, while the number of restricted shares granted to our executives in 2018 was higher than the number granted in 2017, the overall grant date fair value of the annual equity award to our named executive officers who held the same positions throughout 2018 and 2017 was lower in 2018 than it was in 2017.

We are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder concerns on executive compensation and other topics that are important to our stockholders. During 2018, we met or consulted with stockholders that held in the aggregate a majority of our shares to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

Going forward, we will continue to evaluate our executive compensation program in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations. We intend to continue to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs.

KEY FEATURES OF OUR COMPENSATION SYSTEM

What We Do	What We Don’t Do
Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.

Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to encourage balanced initiatives.	Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

Long-Term Performance Focus – Half of the long-term equity awards for our NEOs are tied to three-year financial goals (for 2018 awards, Adjusted EBITDA Growth and Adjusted EBITDA Margin Improvement)	Excise Tax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.

Total Shareholder Return is a factor in the Chief Executive Officer’s and Chief Financial Officer’s at-risk compensation.	“Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

Stock Ownership Guidelines – All NEOs are subject to our stock ownership guidelines.	Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.

Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.

Use a representative and relevant peer group.

Use an independent compensation consultant.

2018 COMPENSATION PROGRAM

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to enhancing stockholder value. Attainment of annual incentive compensation requires achievement of targets with challenging thresholds and incentive compensation for above-target performance is capped. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

ELEMENT	PURPOSE	KEY CHARACTERISTICS

BASE SALARY	Reflects responsibility, leadership, tenure, qualifications and contribution to the Company and the competitive marketplace for our industry.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.

EMPLOYEE PERFORMANCE INCENTIVE PLAN	Motivates executives to achieve our short-term business objectives that drive long-term benefit.	“At Risk” annual cash awards based on corporate performance compared to multiple pre-established short-term performance goals.

RESTRICTED STOCK AWARDS	Motivates executives to achieve our business objectives by tying incentives to the performance of our common stock over the long term; links the interest of our executives and stockholders; serves as a retention tool by mitigating swings in incentive values.	In 2018, our named executive officers were granted one-half of their 2018 long-term incentive awards in the form of performance-based restricted stock with three-year performance targets. The other half of the long-term incentive awards granted to each named executive officer was in the form of time-based restricted stock that vests in one-third increments on each of the first three anniversaries of the grant date. The ultimate value realized for restricted stock awards varies with our common stock price.

RETIREMENT AND DEFERRED COMPENSATION	Motivates executives to encourage and reward their continued service through their most productive years.	Supplemental benefit after retirement that is based on years of service and annual retirement benefit.

OTHER BENEFITS	Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining our executives.	Other benefits consist of health and welfare plans and minimal perquisites.

Our Compensation Pay Mix

We believe that at risk compensation focuses our management on achieving our key financial, strategic and business goals. For fiscal 2018, approximately 75% of the Chief Executive Officer’s target direct compensation value, and approximately 66% of our other named executive officers’ average target direct compensation value, was at risk in the form of short-term cash incentive awards and performance-based restricted stock awards. Actual amounts realized for these programs are dependent upon our annual or longer-term performance and in the case of such stock awards subject to fluctuations in our stock price. The graphs to the right regarding “targeted pay” reflect the base salary, target short-term cash incentive opportunity and grant date fair value of our annual equity grants made in 2018. In addition, the graphs to the right regarding “actual pay” reflect 2018 base salary, actual 2018 cash incentive actually paid and grant date fair value of our annual equity grants made in 2018 (in addition, both the actual and the target graphs exclude benefits, and elements included in the “All Other Compensation” column of the Summary Compensation Table). These tables illustrate the alignment between our executives’ annual compensation and the Company’s actual performance.

ROAD MAP OF VOTING ITEMS

VOTING ITEM	BOARD RECOMMENDATION	PAGE REFERENCE
PROPOSAL 1. ELECTION OF DIRECTORS We are asking stockholders to vote on each director nominee to our Board. The Board and the Governance and Nominating Committee believe that the director nominees have the qualifications, experience and skills necessary to represent our stockholder’s interests through service on the Board.	FOR each nominee	28

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has designed its executive compensation program with a mix of compensation elements with the purpose of generating a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives through annual target incentive cash compensation and long-term incentive awards of stock-based compensation, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent. We are submitting to our stockholders a nonbinding advisory vote to enable them to express their views with respect to the compensation of our named executive officers as described in this proxy statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

	FOR	28
PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit and Compliance Committee has appointed Deloitte & Touche to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The Audit and Compliance Committee believes that the continued retention of Deloitte & Touche to serve as the independent auditor is in the best interests of the Company and its stockholders. Stockholders are being asked to ratify the Audit and Compliance Committee’s selection of Deloitte & Touche.	FOR	61

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

April 4, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 14, 2019: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE 2018 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET. ADDITIONALLY, AND IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION (“SEC”) RULES, YOU MAY ACCESS OUR PROXY MATERIALS AT WWW.PROXYVOTE.COM

INTRODUCTION

Solicitation

This Proxy Statement and the form of proxy card of Community Health Systems, Inc. (the “Company”) are being mailed or made available to stockholders beginning on or about April 4, 2019. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the Company’s 2019 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the Meeting be held?

The Meeting will be held on Tuesday, May 14, 2019 at 8:00 a.m. (Central Daylight Time) at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to SEC rules, the Company has elected to provide access to our proxy materials via the internet. Accordingly, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”) instead of sending a paper copy of the proxy materials. All stockholders receiving a Notice will have the ability to access the proxy materials on a website referenced in the Notice or to request a printed set of proxy materials. Instructions on how to access the proxy materials via the internet or to request printed copies may be found in the Notice and in this proxy statement. In addition, the Notice contains instructions on how you may request to access proxy materials electronically on an ongoing basis as well as how to request the proxy materials in printed form by mail. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings and reduce the cost to the Company associated with the printing and mailing of proxy materials.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Chief Executive Officer or the Executive Vice President, General Counsel and Assistant Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. You should indicate your vote on and sign each proxy card you receive. If your shares are held by one or more brokers, banks, trustees or other nominees (i.e., in “street name” as explained further below), you will receive voting instructions from each broker, bank, trustee or other nominee holding shares on your behalf regarding how you may vote such shares.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote on the matters described in this Proxy Statement if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of Monday, March 18, 2019.

How many shares of Common Stock may vote at the Meeting?

As of March 18, 2019, there were 118,073,278 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record” who received printed copies of the proxy materials, you can vote your proxy by mailing in the enclosed proxy card or you can use one of the alternatives below:

To vote by telephone: 1-800-690-6903

To vote by internet: www.proxyvote.com

Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16 digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the internet, there is no need for you to mail back your proxy card.

If you received a Notice instead of printed copies of the proxy materials, you should follow the voting instructions set forth in the Notice.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting. In order to be admitted to the Meeting, you must present valid government-issued photo identification and proof of ownership of the Company’s stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership on the record date, a proxy card, or a legal proxy provided by your broker, bank, trustee or other nominee.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the following eleven (11) nominees for director: John A. Clerico, Michael Dinkins, James S. Ely III, John A. Fry, Tim L. Hingtgen, Elizabeth T. Hirsch, William Norris Jennings, M.D., K. Ranga Krishnan, MBBS, Julia B. North, Wayne T. Smith, and H. James Williams, Ph.D. to one-year terms expiring at the 2020 Annual Meeting of Stockholders.

Proposal 2 —	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2019.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, your shares will be voted in accordance with the Board’s recommendations for the proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 3) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

On the other hand, under NYSE rules, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1) and the approval, on an advisory basis, of named executive officer, or NEO, compensation (Proposal 2) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposals 1 and 2.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1), will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any non-routine matter in respect of which there may be broker non-votes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

*	By sending a written notice of revocation to the Corporate Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

*	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card;

*	By submitting another vote by telephone or via the internet; or

*	By attending the Meeting and voting your shares in person before your proxy is exercised at the Meeting.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of eleven (11) directors	Votes Cast for the Election of that Nominee Must Exceed Votes Cast Against the Election of that Nominee	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 —	Ratification of auditors for 2019	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on Proposal 1 with respect to any nominee, the abstention will not have any effect on the outcome of the vote with respect to such nominee.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either of Proposals 2 or 3, the abstention will have the same effect as a vote AGAINST the proposal.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $15,000, plus reimbursement of reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, may aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing or providing notice of the availability of these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, including information regarding directions to the Meeting, please call our Corporate Secretary at (615) 465-7000.

GENERAL INFORMATION

How may I contact the Lead Director of the Board of Directors or other non-management members of the Board of Directors?

The Lead Director of the Company’s Board of Directors is Julia B. North, who presides at regularly scheduled executive sessions of our Board. Ms. North is also the chair of the Governance and Nominating Committee of the Board of Directors. She and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Corporate Secretary

(615) 465-7000

Investor_Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

(800) 495-9510

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board of Directors is governed by the Company’s Amended and Restated By-laws (the “By-laws”), and is further described in our Governance Guidelines (the “Governance Guidelines”). Currently, our Board of Directors has eleven (11) members.

A majority of our directors must be “independent” under NYSE rules. In addition, our Governance Guidelines include independence standards established by our Board to assist it in determining independence in accordance with such rules for those directors who are not also members of management. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE and SEC. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire completed by such directors and director nominees on an annual basis, which solicits information about their relationships and other facts and circumstances that may be relevant to such independence determination. The Board also considers any relationships between the Company and other organizations on which our directors serve as directors or with respect to which such directors are otherwise affiliated. The Board determined that, with the exception of Ms. Hirsch (as further discussed below), each of our non-management directors satisfied all of the independence standards set forth in the Governance Guidelines and the applicable rules of the NYSE and SEC (including the specific standards applicable to members of our Audit and Compliance Committee and Compensation Committee) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that each of the following non-management directors is independent under the Governance Guidelines and the applicable rules of the NYSE and the SEC:

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

Julia B. North

H. James Williams, Ph.D.

Messrs. Wayne T. Smith and Tim L. Hingtgen, who are also officers of the Company and employed by a subsidiary of the Company, are not independent. In addition, prior to her retirement in August 2016, Ms. Hirsch served as the chief accounting officer of Praxair, Inc. (“Praxair”) at the same time that Mr. W. Smith served on Praxair’s board of directors and on its compensation committee (Mr. W. Smith is no longer a member of Praxair’s board of directors). Under the objective independence standards set forth in the NYSE rules, Ms. Hirsch will not be considered independent through August 2019, three years after she was last employed as the chief accounting officer of Praxair. Thereafter, we expect that the Board will affirmatively determine that Ms. Hirsch is independent under our Governance Guidelines and the applicable rules of the NYSE and SEC. In light of this independence analysis, Ms. Hirsch does not currently serve on any of the Board’s three standing committees.

We are no longer subject to Nasdaq Stock Market (“Nasdaq”) rules, including Nasdaq’s director independence standards, as a result of the delisting, in January 2019, of the contingent value rights (“CVRs”) issued by the Company in 2014 in connection with our acquisition of Health Management Associates, Inc. (“HMA”). The CVRs were terminated without payment by the Company as disclosed in the Current Report on Form 8-K filed by the Company on January 11, 2019.

Do the independent members of the Board of Directors meet in separate sessions?

The independent members of our Board meet frequently in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. The Lead Director presides over those sessions and is in a position to take a leadership role in certain limited circumstances when leadership by the Chair, who is also our Chief Executive Officer, is not deemed advisable. The Lead Director also provides significant input into Board meeting agendas and presentation topics. During 2018, the independent members of our Board met in executive session twelve (12) times, either in conjunction with a Board meeting or a committee meeting at which the other independent members were present.

What is the leadership structure of the Board of Directors?

Given Mr. W. Smith’s broad and lengthy leadership experience in the healthcare industry, including 22 years as the Chief Executive Officer of the Company, the Board believes that the optimal leadership structure for our Board is for Mr. W. Smith to serve as both Chief Executive Officer and Chair of the Board, while balancing such combined role with certain practices and policies (including through the role of our Lead Director) to assure that the independent members of the Board (who comprise a super-majority of the Board) provide appropriate oversight, consultation, and involvement.

The Board of Directors is responsible for broad corporate policy and overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chair and Chief Executive Officer and other corporate executives. All directors are advised of actions taken by the various committees of the Board of Directors and are invited to, and frequently do, attend meetings of Board committees on which they do not serve. Directors have access to the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure continues to be effective and appropriate.

As indicated above, the independent members of the Board meet in executive sessions that are presided over by the Lead Director, currently Julia B. North. The Lead Director serves as the principal liaison between the independent directors and the Chair and other members of management. The Lead Director also has the authority to call meetings of the independent directors and prepare agendas for such meetings. The Lead Director also takes an active role in approving and setting agendas and presentation topics, and approving the materials to be sent to the Board of Directors prior to its meetings. Upon request, the Lead Director is also available for consultation and direct communication with major stockholders.

Board independence is further achieved through the completely independent composition of the three standing committees of the Board: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees and, as noted above, is invited to, and frequently does, attend meetings and executive sessions of Board committees on which he or she does not serve. Thus, there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board of Directors assure effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

How does the Board of Directors oversee risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, compliance, clinical quality, revenue management, accounting, risk management, finance, human resources, information technology, and legal departments. The Board of Directors is responsible for the overall supervision of the Company’s risk management activities. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. The Audit and Compliance Committee also oversees the delegation of responsibility for the oversight of specific risk areas among the other Board committees, consistent with the committees’ charters and responsibilities.

The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. For additional information regarding the Company’s risk assessment of its compensation programs and practices, and relevant considerations in connection therewith, see “Compensation Discussion and Analysis – Risk Assessment of Executive Compensation.”

Management provides regular updates throughout the year to the respective Board committees regarding the management of the risks each committee oversees, and each of these committees discusses those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. The Audit and Compliance Committee, together with the full Board of Directors, is actively involved in the oversight of risk issue identification and assessment at the Company and mitigation strategies employed by the Company with respect to each of these risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chair and Chief Executive Officer addresses, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the three fully independent Board committees, as well as the Lead Director, to exercise effective oversight of the actions of management, led by Mr. W. Smith as Chair and Chief Executive Officer, in identifying risks and implementing effective risk management policies and controls.

What are the standing committees of the Board of Directors?

Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the applicable committee charter. Each standing committee operates pursuant to a committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee
James S. Ely III, Chair John A. Clerico Michael Dinkins H. James Williams, Ph.D.	John A. Clerico, Chair John A. Fry Julia B. North	Julia B. North, Chair John A. Fry William Norris Jennings, M.D. K. Ranga Krishnan, MBBS

How many times did the Board of Directors and its committees meet in 2018? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all of our then-serving directors were present at our 2018 Annual Meeting of Stockholders. The annual meeting of the Board of Directors in 2018 was held immediately after the 2018 Annual Meeting of Stockholders.

In 2018, the Board of Directors held five (5) regular meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he/she served during the period in which he/she served in 2018.

The Audit and Compliance Committee held nine (9) meetings during 2018. A number of the meetings held by the Audit and Compliance Committee also included the other independent members of the Board of Directors. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the requirements of the Corporate Integrity Agreement, Amended, dated September 21, 2018, between the Company and the Office of Inspector General of the United States Department of Health and Human Services, and any amendments thereto; (iv) the independent registered public accounting firm’s qualifications and independence; (v) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (vi) the Company’s policy on the use of derivative products. The Audit and Compliance Committee report is incorporated herein by reference to Part III of the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2019 under “Item 10. Directors, Executive Officers and Corporate Governance.”

The Compensation Committee held three (3) meetings during 2018. The primary purpose of the Compensation Committee is to: (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) administer the Company’s cash-based incentive compensation plans with regard to executive officers of the Company; (iii) approve awards and grants and administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s equity compensation plans; and (iv) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Compensation Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting, or Mercer, which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., or MMC, has served as the independent executive compensation consultant to the Compensation Committee. A representative of Mercer attends meetings of the Compensation Committee and communicates with the Compensation Committee chair between meetings on matters related to executive compensation. Mercer’s fees for serving as the Compensation Committee’s independent executive compensation consultant in 2018 were approximately $227,000. During 2018, the Company, at the direction of management, also retained MMC or its affiliates to provide limited consulting services to management, which services were limited primarily to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plan. In 2018, the total amount paid to MMC or its affiliates for such services was approximately $207,000. Although the Compensation Committee is aware that the Company uses MMC or its affiliates for such services, it does not specifically approve those services. The Compensation Committee has assessed Mercer’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee met two (2) times during 2018. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s Governance Guidelines and make any recommended changes, additions or modifications; (iii) identify individuals qualified to become Board members and to select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders; (iv) assist the Board by making recommendations regarding compensation for directors; and (v) subject to Delaware law, review and approve the Company’s policies on and responses to important stockholder issues and proposals, and recommend to the Board the placement of stockholder proposals, and the Board’s response thereto, in the proxy statement.

Who are the Company’s audit committee financial experts?

Our Board has determined that all four of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, Michael Dinkins, James S. Ely III, and H. James Williams, Ph.D.

Does the Company have limitations regarding service on other boards by the Company’s directors?

Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-management director of the Company may serve on more than four public companies’ boards of directors, including our Board. In addition, no member of the Company’s Audit and Compliance Committee may serve on more than two other companies’ audit committees. No director who is an executive officer of the Company may serve on more than two public companies’ boards of directors, including our Board. The Chief Executive Officer is required to obtain the approval of the Governance and Nominating Committee prior to accepting any nomination or appointment to serve on the board of directors of another public company. In addition, a director of the

Company is required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary in a timely fashion of his or her appointment to or resignation from the board of directors of another public company. Any member of the Audit and Compliance Committee is also required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary of his or her appointment to or resignation from another company’s audit committee.

Does the Company have a code of conduct?

The Company has a robust compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ governance documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our By-laws, Code of Conduct and Board committee charters are posted on our internet website in the Company Overview — Corporate Governance section (www.chs.net/company-overview/corporate-governance/). These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Attn: Investor Relations, 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board of Directors has approved a compensation program for non-management directors, which consists of both cash and equity-based compensation. Non-management director compensation is typically reviewed annually by the Governance and Nominating Committee, in consultation with the Compensation Committee’s independent executive compensation consultant, Mercer Human Resources Consulting, and adjusted if needed, on the same cycle as is our executive compensation. In addition, to further align directors’ interests with the long-term interests of stockholders, the Company requires that at least one-half of the non-management directors’ annual compensation be paid in the form of equity in the Company.

For 2018, consistent with past practice, the non-management directors’ compensation package was reviewed by the Governance and Nominating Committee, in consultation with Mercer. For 2018, Mercer advised that, based on a review of the board compensation paid by our peer group as set forth below under “Compensation Discussion and Analysis – Components of the Executive Compensation Program – Peer Group Companies (for 2018 Compensation Cycle),” the annual total compensation package of $290,000 (exclusive of the annual stipends paid to the chairs of the Board’s three standing committees as referenced below) paid to our non-management directors in 2017 continued to be generally consistent with the median total director compensation package paid by companies within our peer group, except that the Company did not pay any stipend for service as our Lead Director. Mercer further advised that there was wide variation among companies in the amount of the annual lead director stipend, with the median stipend being approximately $35,000. Mercer also advised that the additional annual stipends paid to the three committee chairs in 2017 continued to be generally consistent with the median of such stipends paid by companies within our peer group. Taking Mercer’s review into account, the Governance and Nominating Committee recommended that an annual stipend of $35,000 be paid for service as our Lead Director in 2018, and that no other changes be made to the directors’ compensation package for 2018. As such, in 2018, each non-management director received a cash stipend of $120,000 as well as an equity award with a grant date fair value of approximately $170,000 (both of which were unchanged from the amounts awarded to our non-management directors in 2017). For 2018, the additional annual stipends paid to the three committee chairs remained unchanged from 2017, and were as follows: Audit and Compliance Committee chair, $20,000; Compensation Committee chair, $15,000; and Governance and Nominating Committee chair, $12,250.

The annual cash stipend of $120,000 payable to all non-management directors and the additional annual stipends payable to the Lead Director and the three committee chairs were paid in quarterly installments in 2018. Non-management directors who served for only a portion of the year received a pro rata portion of the annual cash stipend. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.

In March 2018, at the same time that management’s long-term incentive awards were granted, each of our then-serving non-management directors was granted 37,118 restricted stock units in respect of the equity portion of the non-management directors’ compensation. On the date of grant, these awards had an actual award value of approximately $170,000 per non-management director, which represented the number of restricted stock units valued at $170,000 (based on the closing market price of our Common Stock on that date of $4.58/share) rounded to the nearest whole number of units.

Any non-management director who joins our Board of Directors during the first six months of the year will receive the same number of restricted stock units as is awarded to the other non-management directors as stock-based compensation for that year; however, if a non-management director’s appointment occurs during the last six months of the year such non-management director will receive no stock-based compensation until the following year. For example, Ms. Hirsch joined the Board of Directors during the 4th quarter of 2018, and, therefore, did not receive any stock-based compensation for 2018.

The restricted stock unit awards to our non-management directors vest in one-third increments on each of the first three anniversaries of the grant date for so long as the director is a member of the Board. If a non-management director’s service as a member of the Board terminates as a result of death, disability, or for any other reason (other than “for cause”), all unvested restricted stock units held by such non-management director will vest as of the date of termination.

Prior to the beginning of the calendar year, a non-management director may elect to defer some or all of their cash compensation for the upcoming year into a cash account or stock unit account pursuant to the Company’s Directors’ Fees Deferral Plan, amended and restated as of December 10, 2008. When making a deferral election, a non-management director may elect to receive payment for the deferred amounts in a lump sum or in annual installments beginning either upon the last day of the fiscal quarter following his or her separation from service with the Company or his or her attainment of an age specified by the non-management director.

Management directors do not receive any additional compensation for their service on the Board.

Non-Management Director Compensation

The following table summarizes the aggregate fees earned and the value of equity-based awards earned by our non-management directors in 2018:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Unit Awards ($) (2)	Total Compensation ($)
John A. Clerico	135,000	170,000	305,000
Michael Dinkins	120,000	170,000	290,000
James S. Ely III	140,000	170,000	310,000
John A. Fry	120,000	170,000	290,000
Elizabeth T. Hirsch	6,848	—	6,848
William Norris Jennings, MD	120,000	170,000	290,000
K. Ranga Krishnan, MBBS	120,000	170,000	290,000
Julia B. North	167,250	170,000	337,250
H. James Williams, Ph.D.	120,000	170,000	290,000

(1)

This amount includes the annual cash stipend paid to all non-management directors and the additional annual cash stipends paid to our Lead Director and to the chairs of the Board’s three committees. All fees for 2018 were paid in cash to each outside director. Ms. Hirsch joined the Board in the 4th quarter of 2018. The amount paid to Ms. Hirsch reflects the prorated cash stipend payable to her in 2018.

(2)

This amount reflects the aggregate grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2018, this value-based award amount was for 37,118 restricted stock units granted on March 1, 2018 ($4.58 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). As of December 31, 2018, each then-serving non-management director had 53,945 restricted stock units outstanding, except for Mr. Dinkins and Dr. Krishnan (who both had 37,118 restricted stock units outstanding) and Ms. Hirsch (who did not hold any restricted stock units) as the result of their more recent appointments to the Board of Directors, for a total of 397,906 restricted stock units outstanding held by all of our non-management directors.

How are Directors nominated by the Company?

The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chair and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chair and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the chair of the Governance and Nominating Committee and the Chair and Chief Executive Officer. The nomination of Ms. Hirsch, who was appointed to our Board in December 2018, was consistent with the above-described process. Our Chair and Chief Executive Officer introduced Ms. Hirsch to the Governance and Nominating Committee for its consideration as a potential addition to the Board based on his knowledge of her good character, sound judgment, intelligence, diligence, educational background, and public company accounting and financial expertise, which knowledge he gained, in part, from his service as a director of Praxair for a period of time in which Ms. Hirsch served as Praxair’s chief accounting officer. John Clerico, one of our non-management directors, was also familiar with Ms. Hirsch’s business acumen and financial expertise through Mr. Clerico’s service as a financial executive at Praxair (which service ended in April 2000) at the same time that Ms. Hirsch was serving in a corporate finance role at Praxair. As such, Mr. Clerico was also supportive of the appointment of Ms. Hirsch to our Board. The Governance and Nominating Committee subsequently followed the above-described process in determining to nominate Ms. Hirsch for appointment to our Board, and the Board approved her appointment.

What diversity considerations are evaluated in nominating Directors?

As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board of Directors, including:

*	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

*	The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

*

The mix of perspectives, experience and competencies currently represented on the Board; while this is primarily directed to the professional acumen of an individual, it may also include gender, ethnic and cultural diversity;

*	The results of the Board’s annual self-assessment process; and

*	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Governance and Nominating Committee seeks candidates with broad backgrounds and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. In addition, every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience, skills and diversity contributions of each of the members of the Board of Directors is described below under “Members of the Board of Directors.”

How can stockholders nominate or recommend individuals to serve on the Company’s Board?

There are three ways in which stockholders can participate in the nomination process.

*

First, the proxy access provisions in our By-laws provide a means for stockholders to nominate directors and have their nominee’s names included in the Company’s proxy statement. These proxy access provisions in the By-laws permit a stockholder, or a group of up to 20 stockholders, owning in the aggregate 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and have included in the Company’s proxy materials for its next annual meeting of stockholders nominees for election to the Company’s Board of Directors constituting up to the greater of (x) two individuals or (y) 20% of the number of Directors currently serving on the Company’s Board (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) comply with the proxy access procedures described in the By-laws. For the Company’s 2020 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such proxy access director nomination no earlier than November 6, 2019 and no later than December 6, 2019 (or, if the annual meeting is called for a date that is not within 30 days of May 14, 2020, the notice must be received by the later of the date that is 180 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). Any nominations made pursuant to the proxy access provisions of the By-laws must be in proper written form and must meet the detailed disclosure and other requirements applicable to proxy access nominations set forth in the By-laws.

*

Second, stockholders may nominate candidates for election to our Board of Directors in accordance with the advance notice provisions set forth in our By-laws, and the Governance and Nominating Committee will consider any such candidates as potential nominees for election to our Board at our next annual meeting. Any director candidate nominated in accordance with the advance notice provisions set forth in our By-laws will be subject to the candidate evaluation process described above under “How are Directors nominated by the Company?” before the Governance and Nominating Committee makes a determination regarding whether or not to recommend such candidate to the Board for inclusion in the Company’s proxy materials. If a stockholder wishes to nominate any individuals to serve as a director in accordance with the advance notice provisions in our By-Laws for the Company’s 2020 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of any such director nomination no earlier than January 20, 2020 and no later than February 19, 2020 (or, if the annual meeting is called for a date that is not within 30 days of May 14, 2020, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such director nominations made pursuant to the advance notice provisions of the By-laws must meet the detailed disclosure and other requirements applicable to such director nominations set forth in the By-laws (including information regarding both the stockholder proponent and the nominee).

*

Finally, pursuant to a final order of settlement in the derivative actions In re Community Health Systems, Inc. Shareholder Derivative Litigation (the “Settlement Agreement”) entered into by the Company in January 2017, the Company’s Board, subject to the exercise of its fiduciary duties, is required through January 17, 2021 to include two independent Directors on the Board who are elected by the Board from a pool of qualified candidates who are recommended for nomination to the Board by the Governance and Nominating Committee after being identified by one or more stockholders of the Company who have continuously held at least one percent (1%) of the Company’s outstanding Common Stock for at least one year.

Recommendations for candidates to fill these positions are thereafter subject to the same evaluation process as all other director nominees. These positions are currently filled by Mr. Dinkins and Dr. Krishnan, who were identified pursuant to this process.

When evaluating any director recommendations or nominations properly submitted by a stockholder, the Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees or other potential candidates recommended by a Board member, management, a search firm or other source.

How can I submit a stockholder proposal or bring business for the 2020 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than December 6, 2019 and be submitted in accordance with applicable SEC rules, including Rule 14a-8. Such proposals must be delivered to Community Health Systems, Inc., Attn: Corporate Secretary, 4000 Meridian Boulevard, Franklin, TN 37067.

If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8 (excluding director nominations, which are discussed above under “How can stockholders nominate or recommend individuals to serve on the Company’s Board?”), such stockholder must bring such business in compliance with the advance notice procedures described in the By-laws. For the Company’s 2020 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such business no earlier than January 20, 2020 and no later than February 19, 2020 (or, if the annual meeting is called for a date that is not within 30 days of May 14, 2020, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such business to be brought before our annual meeting must be in proper written form and must meet the detailed disclosure and other requirements applicable to such matters set forth in the advance notice provisions of the Company’s By-laws.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. Upon the recommendation of the Governance and Nominating Committee, the eleven (11) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
John A. Clerico	77	Director
Michael Dinkins	65	Director
James S. Ely III	61	Director
John A. Fry	58	Director
Tim L. Hingtgen	51	President, Chief Operating Officer, and Director
Elizabeth T. Hirsch	65	Director
William Norris Jennings, M.D.	75	Director
K. Ranga Krishnan, MBBS	62	Director
Julia B. North	71	Director
Wayne T. Smith	73	Chairman of the Board, Chief Executive Officer, and Director
H. James Williams, Ph.D.	64	Director

John A. Clerico	Director Since 2003

Compensation Committee Chair

Audit and Compliance Committee Member

Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., a registered investment advisor providing portfolio management, investment consulting and financial planning solutions to individuals, small businesses and institutions, he has served as its chairman and as a registered financial advisor. From 2006 until 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In 2008, Mr. Clerico resigned from these committees upon his appointment as chairman of the board and interim chief executive officer. He stepped down as Global Industries, Ltd.’s interim chief executive officer in 2010 but continued to serve as chairman of its board through 2011, when Global Industries, Ltd. was acquired by Technip S.A. From 1992 to April 2000, he served as an executive vice president and chief financial officer and on the board of directors of Praxair, a supplier of industrial gases and coatings and related healthcare services and technologies. From 1983 until its spin-off of Praxair in 1992, he served as an executive officer of Union Carbide Corporation in various financial and accounting areas. Mr. Clerico serves on the board of directors of Educational Development Corporation, a trade publisher and distributor of children’s books, where he serves as lead independent director as well as on its on its audit (chair), nominating and corporate governance (chair), compensation, and executive committees. He previously served on the board of MacroSolve, Inc., a provider of consulting services related to the development, marketing and financing of mobile app businesses that also focuses on intellectual property licensing and enforcement of its mobile app market development patent where he also served on its audit (chair) and compensation committees.

Mr. Clerico brings executive leadership experience and skills to the Board of Directors. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. His years of service on our Board’s Audit and Compliance Committee, including serving as one of its “audit committee financial experts” and prior service as chair of that committee, lend important continuity to the Board’s financial, audit, and compliance oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

Michael Dinkins	Director Since 2017

Audit and Compliance Committee Member

Mr. Dinkins has served as president and chief executive officer of Dinkins Financial, a consulting firm that helps small businesses gain access to capital, since October 2017. From 2008 until May 2012, Mr. Dinkins served on the board of directors of Integer Holdings Corporation (formerly known as Greatbatch, Inc.), a medical device outsource manufacturer and developer of high-end batteries for niche applications in medical and energy markets, where he also served on its audit committee and compensation and organization committee. In May 2012, Mr. Dinkins resigned from Integer Holdings Corporation’s board of directors and its committees in conjunction with his appointment as senior vice president (later executive vice president) and chief financial officer of Integer Holdings Corporation, a position he held until his retirement in March 2017. From 2008 until 2012, Mr. Dinkins served as executive vice president and chief financial officer of USI Insurance Services, an insurance intermediary company. From 2005 until 2008, he was executive vice president and chief financial officer of Hilb Rogal & Hobbs Co., an insurance and risk management services company. Mr. Dinkins was vice president, global control & reengineering at Guidant Corporation from 2004 to 2005, and vice president and chief financial officer for NCR Worldwide Customer Service Operation from 2002 to 2004. Prior to 2002, he held senior positions at Access Worldwide Communications, Inc., Cadmus Communications Group and General Electric Company. Mr. Dinkins is also a former director of LandAmerica Financial Group, Inc. Mr. Dinkins has served on the National Council on Compensation Insurance since 2015, including service on its audit, finance, and governance committees.

Mr. Dinkins brings extensive experience as a board member and a chief financial officer of a publicly-traded company to the Board of Directors, as well as knowledge of complex financial and operational issues facing large organizations and an understanding of operations and financial strategy in challenging environments. Through his role as a chief financial officer, he has also overseen the information technology risk assessment processes of a company. In addition, Mr. Dinkins brings the perspective of the insurance industry and the medical device industry to the Board, both of which are important related industries for the Company.

James S. Ely III	Director Since 2009

Audit and Compliance Committee Chair

Mr. Ely founded PriCap Advisors, LLC in 2009 and has served as its chief executive officer since its inception. From 1995 to 2008, he was a senior banker and managing director in J.P. Morgan’s Syndicated and Leveraged Finance Group, where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with J.P. Morgan’s predecessor institutions commenced in 1987. He serves on the board of directors of Select Medical Holdings Corporation, a provider of long-term hospitalization services, and serves on its audit and compliance (chair) and nominating and corporate governance committees.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provide a needed area of expertise among the independent Board members. He is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Compensation Committee Member

Governance and Nominating Committee Member

Mr. Fry has served as president of Drexel University in Philadelphia, Pennsylvania since 2010. Prior to becoming president of Drexel University, Mr. Fry served as president of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was executive vice president of the University of Pennsylvania and served as the chief operating officer of the university and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of the board of trustees of Macquarie Investment Management (formerly Delaware Investments), an asset management firm, with oversight responsibility for all of the portfolios in that mutual fund family; he also serves on its audit committee and formerly served on its nominating and corporate governance committee (chair). Mr. Fry also serves on the board of directors of vTV Therapeutics Inc., a clinical-stage pharmaceutical company focused on the discovery and development of human therapeutics.

Mr. Fry’s experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board of Directors. His familiarity with the governance issues faced by non-profit organizations assists the Board in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board.

Tim L. Hingtgen	Director Since 2017

Mr. Hingtgen has served as our President and Chief Operating Officer since September 2016. In this role, he is responsible for strategic and operational priorities of the Company and provides direction to the division and regional presidents who directly support the Company’s affiliated hospitals. In 2017, he was elected to our Board of Directors. Mr. Hingtgen joined us in 2008 as a vice president of division operations, and, in January 2014, he was promoted to division president. In that position, he oversaw the operations of our affiliated hospitals in Alaska, Arizona, California, Nevada, New Mexico, Oklahoma, Oregon, Utah, Washington and Wyoming. In May 2016, Mr. Hingtgen was promoted again to executive vice president of operations. In that position he worked directly with the Company’s chief executive officer, chief operating officer and chief financial officer to advance the Company’s strategic priorities and to help elevate operational and financial performance in key markets. Mr. Hingtgen has over 20 years of healthcare management experience. Prior to joining us, he held chief operating officer and chief executive officer positions at for-profit hospitals in Arizona, Indiana and Nevada from 2001 to 2008. Mr. Hingtgen has a master’s degree in business administration from the University of Nevada, Las Vegas.

As the Company’s chief operating officer, Mr. Hingtgen brings a deep perspective on the strategic development of the Company and its business lines, as well as the operation of hospitals, outpatient care centers, and integrated network delivery systems. His vision and implementation of the corporate-wide efforts to strengthen the Company’s overall operations and support of organic growth and the delivery of high quality healthcare services are needed inputs on the Board’s development of its agenda.

Elizabeth T. Hirsch	Director Since 2018

Ms. Hirsch was appointed to our Board in December 2018. She served as vice president and controller of Praxair from 2010 until her retirement in August 2016. In that role, she was responsible for

Praxair’s global financial statement consolidation and SEC reporting. Prior to becoming controller, Ms. Hirsch served as Praxair’s director and then vice president of investor relations from 2002 until 2010. In that role she was recognized as the Best Investor Relations Professional in the Chemicals Sector by both buy-side and sell-side analysts in a 2011 Institutional Investor Survey. Ms. Hirsch joined Praxair in 1995 as director of corporate finance and later served as assistant treasurer. Prior to joining Praxair, she had fifteen years of experience in corporate banking, primarily at Manufacturers Hanover Trust Company. Ms. Hirsch also serves on the board of directors of the Women’s Business Development Council of Connecticut and on the New York advisory board of Devereux Advanced Behavioral Health.

Ms. Hirsch’s educational background (MBA in finance from New York University) and her years of experience as a senior accounting and finance executive in a large publicly-traded corporation provide the Board of Directors with valuable additional insight in the areas of accounting and finance, including financial statement preparation, internal controls, SEC reporting and financings similar to the Company’s outstanding indebtedness. She also brings investor relations expertise to the Board, including an understanding of the perspective of institutional investors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings is currently retired. For more than 43 years, he was a practicing family medicine physician, most recently with KentuckyOne Health, in Louisville, Kentucky, which was formed by the merger of Jewish Hospital & St. Mary’s HealthCare with Saint Joseph Health System in 2012. He served on KentuckyOne Health’s quality committee and formerly served as the quality committee chair for The Physician Group, which was affiliated with Jewish Hospital & St. Mary’s HealthCare prior to its merger with Saint Joseph Health System. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a physician to the Board of Directors. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board and management about trends in medicine as well as the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, offers the Board of Directors a physician’s viewpoint in these areas. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal government regulation of practitioner-hospital relationships.

K. Ranga Krishnan, MBBS	Director Since 2017

Governance and Nominating Committee Member

Dr. Krishnan has served as the dean and as a professor in the department of psychiatry at Rush Medical College since 2015. Dr. Krishnan is also senior vice president of Rush University Medical Center, an internationally known academic health center and health system in Chicago, Illinois. He serves as a member of the board of directors of Singapore Health Services (SingHealth), the largest healthcare system in Singapore, and also serves as chairman of the National Medical Research Council and the National Health Innovation Center Singapore. From 2008 to 2015, Dr. Krishnan served as dean at the Duke-NUS Medical School, a joint venture between Duke University, in Durham, North Carolina and the National University of Singapore, in Singapore. Prior to and during his tenure in Singapore, Dr. Krishnan was a professor in the department of psychiatry and behavioral sciences at Duke University Medical Center, including serving as chairman of psychiatry and behavioral sciences from 1998 to 2009. He is a member of several professional societies, including the American Psychiatric Association, the American Association for the Advancement of Science, the New York Academy of Sciences, and the Institute of Medicine of the National Academies of Science.

Dr. Krishnan’s service as the dean of two medical schools and as an executive and administrator at a large medical center provides the Board of Directors with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries.

Julia B. North	Director Since 2004

Lead Director

Governance and Nominating Committee Chair

Compensation Committee Member

Ms. North serves as our Lead Director. She is currently retired. Over the course of her career, Ms. North served in many senior executive positions, including as president of consumer services for BellSouth Telecommunications, Inc. from 1994 to 1997. After leaving BellSouth in 1997, she served as the president and chief executive officer of VSI Enterprises, Inc., a manufacturer of video conferencing systems, until 1999. She currently serves on the board of directors of Acuity Brands, Inc., a provider of lighting fixtures and related products and services, and serves on its compensation committee and governance committee, with previous service on its audit committee. Ms. North previously served on the boards of directors of Lumos Networks Corp., a fiber-based telecommunications service provider, where she also served on its compensation committee (chair); NTELOS Holdings Corp., a provider of wireless and wireline communications services, where she also served on its compensation committee and nominating and governance committee (chair); Simtrol, Inc., a developer of enterprise-class software solutions, where she also served on its audit committee and compensation committee; Winn-Dixie Stores, Inc., a food retailer, where she also served on its compensation committee (chair), nominating and governance committee (chair), and audit committee; and MAPICS, Inc., a business application software and consulting company, where she also served on its compensation committee.

Ms. North has extensive experience serving on boards of directors and brings those experiences to her service as our Lead Director and on the Board’s Compensation Committee and Governance and Nominating Committee. The breadth of the industries in which she has worked provides risk assessment perspectives that are different from the Company’s operations. Her operational experience in customer service, marketing, technical network design, and strategic planning bring those skill sets to the Board’s functions.

Wayne T. Smith	Director Since 1997

Chairman of the Board

Mr. W. Smith is our Chair and Chief Executive Officer. Mr. W. Smith joined us in January 1997 as President, a position he held until January 2014. Since April 1997, he has served as our Chief Executive Officer and as a member of the Board of Directors. In 2001, he was elected Chair of our Board of Directors. Prior to joining us, Mr. W. Smith was president and chief operating officer of Humana Inc., where he served in various management positions during 23 years with that company and as a director from 1993 to 1996. Mr. W. Smith also serves on the board of trustees of Auburn University. He previously served on the board of directors of Praxair from July 2001 until its merger with Linde AG in October 2018, with service initially on Praxair’s audit committee and later on its compensation committee (former chair). Mr. W. Smith is the past-chair of the board of the Federation of American Hospitals. He is also the past-chair and a former board member of both the Nashville Area Chamber of Commerce and the Nashville Health Care Council.

Mr. W. Smith is one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital sector and the managed care sector. He has been named one of the 100 Most Influential People in Healthcare each of the 17 years Modern Healthcare has published the peer voted list, one of only three people to be named to the list every year since its inception.

Institutional Investor magazine has named Mr. W. Smith a Top CEO for the healthcare facilities sector several times since 2008. Mr. W. Smith has also been honored on several occasions as being one of the top chief executive officers in the institutional provider segment of the healthcare sector. In addition, his past experience serving on other companies’ boards of directors provides him with insight and experiences to support his leadership of the Company and its Board of Directors.

H. James Williams, Ph.D.	Director Since 2015

Audit and Compliance Committee Member

Dr. Williams has served as president of Mount St. Joseph University in Cincinnati, Ohio since March 2016. Mount St. Joseph University provides interdisciplinary liberal arts and professional curricula to its students, including a number of graduate and doctoral healthcare programs. Prior to that, he served as president of Fisk University, a leading liberal arts university located in Nashville, Tennessee, from February 2013 until September 2015. Fisk University is renowned for its leadership role and history in the education of African-American students. Dr. Williams also served as dean and a professor of accounting at the Seidman College of Business of Grand Valley State University in Grand Rapids, Michigan from 2004 until 2013. From 2006 until 2013, Dr. Williams served on the board of trustees of St. Mary’s Hospital, a non-profit hospital in Grand Rapids, Michigan. From 1999 until 2004, he was dean and a professor of accounting at the School of Business of North Carolina Central University in Durham, North Carolina. From 1994 to 1999, Dr. Williams was dean of the School of Management and a professor of accounting at Delaware State University in Dover, Delaware. Prior to that, he held faculty positions in the business schools at several universities. Dr. Williams also serves on the boards of several non-profit organizations. He previously served on the advisory board of Fifth Third Bank of Tennessee and as a member of the Metropolitan Nashville Airport Authority’s Air Service Coalition. Dr. Williams has also practiced law, primarily in the areas of partnership and corporate tax, as well as contract law. He started his diverse career as an accountant with Ernst & Young where he worked in the audit division with companies in the banking, textiles, automotive and shipping industries.

Dr. Williams’ educational background (MBA in accounting from the University of Wisconsin-Madison; Ph.D. in accounting from University of Georgia; and J.D. and LL.M. degrees from Georgetown University Law Center) and his extensive teaching experience provide additional accounting expertise to the Board of Directors. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 18, 2019, except as otherwise footnoted, with respect to ownership of our Common Stock by:

*	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

*	each of our directors and nominees;

*	each of our executive officers named in the Summary Compensation Table on page 50 of this Proxy Statement; and

*	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse. Ownership percentages are calculated based on 118,073,278 shares of our Common Stock outstanding as of March 18, 2019.

	Shares Beneficially Owned(1)

Name	Number		Percent

5% Stockholders:

Shanda Asset Management Holdings Limited	27,484,473	(2)	23.3%

Blackrock, Inc.	16,980,713	(3)	14.4%

The Vanguard Group	8,980,693	(4)	7.6%

Saba Capital Management, L.P.	6,177,067	(5)	5.2%

Directors and Nominees:

John A. Clerico	141,310	(6)	*

Michael Dinkins	18,028	(7)	*

James S. Ely III	91,310	(8)	*

John A. Fry	73,013	(9)	*

Tim L. Hingtgen	525,024	(10)	*

Elizabeth T. Hirsch	—	(11)	*

William N. Jennings, M.D.	73,489	(12)	*

K. Ranga Krishnan, MBBS	12,373	(13)	*

Julia B. North	96,939	(14)	*

Wayne T. Smith	2,802,545	(15)	2.4%

H. James Williams, Ph.D.	38,189	(16)	*

Other Named Executive Officers:

Thomas J. Aaron	408,011	(17)	*

Benjamin C. Fordham	244,540	(18)	*

P. Paul Smith	217,017	(19)	*

Directors and Executive Officers as a Group (17 persons)	5,340,800	(20)	4.5%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 18, 2019. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 18, 2019 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Shares beneficially owned are based on Schedule 13D/A filed with the SEC on January 11, 2018, by Tianqiao Chen (“Mr. Chen”), Shanda Media Limited, Shanda Investment Group Limited, Shanda Technology Overseas Capital Company Limited and Shanda Asset Management Holdings Limited (the “Shanda Entities”). Each of Mr. Chen and the Shanda Entities has shared voting and dispositive power with respect to 27,484,473 shares of Common Stock. The address of each of Mr. Chen and the Shanda Entities is 8 Stevens Road, Singapore 257819.

(3)

Shares beneficially owned are based on Schedule 13G filed with the SEC on February 8, 2019, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 16,574,014 shares of Common Stock and sole dispositive power with respect to 16,980,713 shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Shares beneficially owned are based on Schedule 13G filed with the SEC on February 11, 2019, by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group has sole voting power with respect to 92,409 shares of Common Stock; shared voting power with respect to 5,573 shares of Common Stock; sole dispositive power with respect to 8,892,494 shares of Common Stock and shared dispositive power with respect to 88,199 shares of Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 14, 2019, by Boaz R. Weinstein (“Mr. Weinstein”) and Saba Capital Management, L.P. (“Saba Capital”). Each of Mr. Weinstein and Saba Capital has shared voting and dispositive power with respect to 6,177,067 shares of Common Stock. The address of Mr. Weinstein and Saba Capital is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(6)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(7)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(8)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(9)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(10)

Includes 2,334 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 225,000 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(11)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(12)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(13)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(14)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(15)

Includes 140,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 337,500 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(16)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(17)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 137,500 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(18)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 107,500 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(19)

Includes 3,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 95,000 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

(20)

Includes 165,334 shares subject to options which are currently exercisable or exercisable within 60 days of March 18, 2019 and 1,133,500 shares subject to restricted stock awards with performance measures that have not been met as of March 18, 2019.

*	Less than 1%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons who are our directors and executive officers, we believe that during 2018 all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

Since January 1, 2018, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, in which any related person had or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

The Company applies the following policy and procedure with respect to related person transactions. All such transactions are first referred to our General Counsel to determine if they are within the scope of the Company’s written related party transactions policy. Under the Company’s policy, “related person transaction” means those transactions, arrangements or relationships involving the Company and any of its subsidiaries, on the one hand, and any “related person,” on the other hand, excluding any exempted transactions (as described below). Under this policy, a “related person” is defined to mean any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities) or any immediate family member of such owner, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which any of the foregoing persons has a 5% or more beneficial ownership interest. The Company’s policy exempts related person transactions if it is determined by our General Counsel that the direct or indirect interest a related person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K. If any such transaction is within the scope of the Company’s related party transactions policy, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether, among other factors, the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, John A. Clerico, John A. Fry and Julia B. North served as members of the Compensation Committee. None of these persons has at any time been an officer or employee of the

Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable rules of the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 18, 2019. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and CHSPSC, LLC, two of our wholly-owned subsidiaries:

Name	Age	Position
Wayne T. Smith	73	Chairman of the Board and Chief Executive Officer
Tim L. Hingtgen	51	President, Chief Operating Officer and Director
Lynn T. Simon, M.D.	59	President of Clinical Operations and Chief Medical Officer
Thomas J. Aaron	57	Executive Vice President and Chief Financial Officer
Beryl O. Ramsey	60	Division President — Division Operations
P. Paul Smith	55	Division President — Division Operations
Benjamin C. Fordham	66	Executive Vice President, General Counsel and Assistant Secretary
Kevin J. Hammons	53	Senior Vice President, Assistant Chief Financial Officer, Chief Accounting Officer, and Treasurer

Wayne T. Smith — The principal occupation and employment experience of Mr. W. Smith during the last five years is set forth on page 21 of this Proxy Statement.

Tim L. Hingtgen — The principal occupation and employment experience of Mr. Hingtgen during the last five years is set forth on page 19 of this Proxy Statement

Lynn T. Simon, M.D. serves as President of Clinical Operations and Chief Medical Officer. She has leadership responsibilities for all aspects of clinical operations, including quality and safety, clinical service lines, nursing, and case management. She also oversees medical staff relations, physician practice management, clinical integration and telemedicine initiatives, medical informatics and corporate support areas such as pharmacy and clinical documentation improvement. Upon joining us in 2010 and until she assumed her current position in January 2014, Dr. Simon served as senior vice president and chief quality officer. She serves on the board of directors of Ascend Learning, LLC, a leading provider of educational content, software and analytics to institutions, students and employers in healthcare and other high-growth , licensure-driven professions, and also serves on its audit committee. Dr. Simon also served on the board of directors of Kindred Healthcare, Inc., a provider of post-acute care services, and on its audit committee and its quality of care and patient outcomes committee, from November 2016 until Kindred’s acquisition by a consortium led by Humana, Inc., in July 2018. Prior to joining us, Dr. Simon served as vice president of medical affairs at Jewish Hospital in Louisville, Kentucky from 2004 to 2005 and as senior vice president and chief medical officer of Jewish Hospital & St. Mary’s HealthCare from 2005 to 2010, following the merger of Jewish Hospital and St. Mary’s HealthCare. She was a full-time practicing neurologist in Louisville, Kentucky from 1989 until 2005. She has a medical degree from the University of Louisville and a master’s degree in business administration from Bellarmine University in Louisville. Dr. Simon has been named to Modern Healthcare’s 50 Most Influential Physician Executives and Leaders list and Modern Healthcare’s biennial Top 25 Women in Healthcare list on multiple occasions.

Thomas J. Aaron serves as Executive Vice President and Chief Financial Officer. Mr. Aaron joined us in November 2016 as Senior Vice President – Finance, and, in May 2017, he was promoted to Executive Vice President and Chief Financial Officer. Prior to joining us, he was with Deloitte &

Touche LLP for 32 years. Mr. Aaron served as Deloitte’s Tennessee Managing partner from 2006 to 2016. His healthcare industry experience at Deloitte included audits of public and private companies, strategy and operations improvement consulting, mergers and acquisitions, financing and public equity offering services, and participation in numerous board and committee meetings. As a partner at Deloitte, Mr. Aaron was the lead client service and lead assurance partner on our external audit from 1996 to 2003 and from 2008 to 2013. He serves as a Master’s of Accounting Advisory Board member for the University of Kentucky.

Beryl O. Ramsey serves as Division President – Division II Operations. Ms. Ramsey joined us in September, 2015 as a vice president of division operations. In that role, she supported operations in affiliated hospitals in Alaska, Arizona, Arkansas, Louisiana, New Mexico and Texas. In February 2018, Ms. Ramsey was promoted to Division President. She oversees the operations of affiliated hospitals in Alaska, Arkansas, Louisiana, New Mexico, Oklahoma, and Texas. Ms. Ramsey has over 25 years of for-profit and non-profit healthcare leadership experience. From 2009 until August 2015, Ms. Ramsey was a senior vice president at Houston Methodist, a non-profit health system comprised of a leading academic medical center in the Texas Medical Center and six community hospitals serving the Greater Houston, Texas area, where she also served as chief executive officer of Houston Methodist Willowbrook Hospital, a 312-bed full-service acute care hospital serving northwest Houston. Prior to that, Ms. Ramsey held chief executive officer and other senior management positions with various for-profit and non-profit hospitals in Texas and Louisiana, including hospitals owned by another hospital management company. She holds a master’s degree in business administration from The University of Houston and is a Fellow of the American College of Healthcare Executives.

P. Paul Smith serves as Division President – Division III Operations. Mr. P. Smith joined us in 2008 as a vice president of division operations, supporting operations in affiliated hospitals across the southeast. In January 2016, he was promoted to Division President. He oversees the operations of affiliated hospitals in Florida, Georgia, Indiana, Missouri, North Carolina, Virginia, and West Virginia. Prior to joining us, Mr. P. Smith was with another hospital management company for 14 years, where he served as a vice president and as chief executive officer of a hospital in North Carolina. He has master’s degrees in both business and health administration from Georgia State University in Atlanta.

Benjamin C. Fordham serves as Executive Vice President, General Counsel and Assistant Secretary. He joined us as Vice President and Senior Litigation Counsel in 2007 with 29 years of private practice experience in litigation, mergers/acquisitions, general business and health law. In 2011, he was promoted to vice president (later senior vice president) and chief litigation counsel. In 2017, Mr. Fordham was promoted to Executive Vice President, General Counsel and Assistant Secretary. He has a law degree from Vanderbilt University where he was a Patrick Wilson Merit Scholar.

Kevin J. Hammons serves as Senior Vice President, Assistant Chief Financial Officer, Chief Accounting Officer and Treasurer. He is responsible for SEC reporting matters, as well as overseeing other accounting and financial reporting matters, including consolidations, budgeting and the design and implementation of financial systems and processes. He also oversees the corporate finance and treasury management functions. Mr. Hammons joined us in 1997 and, in 2002, he was promoted to assistant vice president, financial reporting. In 2005, he was promoted to vice president, financial reporting. In 2012, he was promoted to vice president (later senior vice president) and chief accounting officer. In 2017, he was named assistant chief financial officer, and in 2018, he was also named treasurer. Prior to joining us, he served in various positions in the assurance and advisory services practice at Ernst & Young LLP.

The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the eleven (11) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

Tim L. Hingtgen

Elizabeth T. Hirsch

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

Julia B. North

Wayne T. Smith

H. James Williams, Ph.D.

Each of the nominees is an incumbent. Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one (1) year term to which he or she has been nominated, if elected. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any director nominee will be unable or unwilling to serve if elected as a director.

Required Vote

Each director nominee will be elected if he or she receives more votes “for” his or her election than “against” his or her election. Abstentions and broker non-votes in connection with the election of directors have no effect on such election. If any director nominee does not receive more votes “for” his or her election than “against,” then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board of Directors following certification of the vote. The Governance and Nominating Committee (excluding any member of such committee whose resignation is to be considered) is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to express their views with respect to the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns as evidenced by our stockholder outreach efforts and our responsiveness to feedback received in those efforts. Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly-comprised of independent members of the Board), and our Compensation Committee engages an independent executive compensation consultant, Mercer Human Resources Consulting, to advise the Compensation Committee.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. All executives are subject to stock ownership guidelines, cash incentive compensation is capped and allocated among components to avoid undue risk, and each of our executives is an at-will employee.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements continue to meet the goals of the program and the expectations of our stockholders and makes adjustments as necessary.

As described in detail under the heading “Compensation Discussion and Analysis,” our performance was significantly improved in 2018 compared to 2017, and we achieved many of our financial targets and progressed on other key objectives intended to position the Company for future growth. This is reflected in the compensation paid to our named executive officers for 2018.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation, the Compensation Committee will consider the results of this advisory vote and will evaluate whether any additional actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As a leader in the hospital sector of the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company continues to focus on improving earnings and profitability as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

In 2018, the Company continued to focus on its portfolio rationalization and deleveraging plan. In this regard, during 2018, we completed the divestiture of 11 hospitals, and divested two additional hospitals    effective January 1, 2019. Generally, these divested hospitals have not been in one of our strategically beneficial service areas, have been less complementary to our business strategies and/or have lower operating margins. We have used proceeds from divestitures to reduce our debt, and expect to continue to use proceeds from future divestitures to reduce our debt and/or reinvest in our facilities to strengthen our regional networks and local market operations. Divesting non-core assets enables us to more sharply channel our resources and capital investments into strategic markets where we have the best ability to increase access and patient care, enhance our service lines, form successful joint ventures, produce growth and increase market share.

During 2018, the Company also focused on several strategic operational initiatives. Specifically, in 2018, the company initiated an Accountable Care Organization (ACO) across nearly all markets; implemented a transfer and access program in a number of hospitals; invested in strategic inpatient and outpatient opportunities; made physician practice improvements; and successfully executed a number of other strategic initiatives.

The Company believes that these efforts resulted in a stronger company in 2018, as evidenced in part by improved same-store net revenue growth and improved Adjusted EBITDA margins compared to 2017. Looking forward, the Company intends to continue to focus on becoming a market leader and increasing market share in the communities it serves; increasing productivity and operating efficiencies to enhance profitability; continuously improving patient safety and quality of care; and optimizing its portfolio through additional select divestitures of non-core assets while investing in markets with the best opportunities for growth. The Company believes that these efforts and initiatives will give rise to continued improvement in the Company’s results of operations.

Our performance in 2018 was significantly improved in comparison to 2017, and we achieved certain of our financial targets as initially set forth in the Company’s earnings release issued in February 2018, and also progressed on several other key objectives intended to position the Company for future growth. Consistent with the Company’s pay-for-performance philosophy, this resulted in annual cash incentive compensation for our named executive officers that, while somewhat lower than their target amounts for 2018 (for example, our Chief Executive Officer earned 87% of his target cash incentive award attainable for 2018), represented a significant increase in the annual cash incentive compensation paid to our named executive officers for 2018 in comparison to 2017. In addition, while the number of restricted shares granted to our executives in 2018 was higher than the number granted in 2017, the overall grant date fair value of the annual equity award to our named executive officers who held the same positions throughout 2018 and 2017 was lower in 2018 than it was in 2017.

Executive Summary

Compensation Program Objectives and Best Practices

The primary objectives of the Company’s executive compensation program are to:

*	Provide market competitive pay levels, compensation programs and incentive plan designs, all of which are underpinned by our strong pay for performance philosophy;

*	Attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-store and new markets (both geographic and business line);

*

Incorporate short-term and long-term components that align the interests of executive management with stockholders while also appropriately incentivizing our executives to drive Company performance and maximize value; and

*	Adhere to rigorous expense management in an environment of ethical and compliant behavior.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor concerns regarding pay practices. For example, the Company, over the years, has implemented the following policies:

What We Do	What We Don’t Do
Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.

Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to encourage balanced initiatives.	Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

Long-Term Performance Focus – Half of the long-term equity awards for our NEOs are tied to three-year financial goals (for 2018 awards, Adjusted EBITDA Growth and Adjusted EBITDA Margin Improvement)	Excise Tax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.

Total Shareholder Return is a factor in the Chief Executive Officer’s and Chief Financial Officer’s at-risk compensation.	“Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

Stock Ownership Guidelines – All NEOs are subject to our stock ownership requirements.	Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.

Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.

Use a representative and relevant peer group.

Use an independent compensation consultant.

A more detailed discussion of these policies and actions can be found on the following pages.

Over the years, we have continued to enhance and modify aspects of our executive compensation program, as appropriate, taking into account stockholder expectations and feedback in order to ensure that our executive compensation program continues to be structured in an optimal manner.

Key 2018 Compensation Designs

Taking into account our commitment to link pay and performance, the following compensation-related decisions were made for 2018:

*

Annual cash incentive compensation: Annual cash incentive compensation awarded to our CEO in 2018, while below our target cash incentive compensation, was higher than in recent years due to improved Company performance in several key financial and strategic areas.

*

Decline in grant date fair value of 2018 restricted stock awards: As the result of a decline in our stock price, the grant date value of restricted stock awards granted to our named executive officers who held the same position throughout 2018 and 2017 declined in 2018 compared to 2017 (even though the number of shares of restricted stock awarded to our named executive officers was higher in 2018 as compared to 2017). As an example, the grant date fair value of the Chief Executive Officer’s 2018 restricted stock award was approximately 30% less than the grant date fair value of his 2017 restricted stock award.

*	No salary increases: Our Chief Executive Officer and Chief Financial Officer did not receive any increases in base salary for 2018.

*	Overall Total Compensation: The resulting total compensation paid to our CEO during 2018 was below the 25th percentile of our peer group.

The chart below reflects compensation paid to our Chief Executive Officer during 2018 and 2017, and the alignment between our Chief Executive Officer’s annual compensation and the Company’s actual performance. It demonstrates our belief that the compensation of our executives is aligned with our stockholders’ interests.

2018 and 2017 Compensation

Wayne T. Smith, Chairman and Chief Executive Officer

	2018	2017

Salary	$1,600,000	$1,600,000
Incentive Plan Compensation	3,272,000	812,000
Restricted Stock (grant date fair value) (1)	961,800	1,378,500

Total	$5,833,800	$3,790,500

(1)

The closing price of the Company’s stock on the respective grant dates was: $4.58 per share on March 1, 2018 and $9.19 per share on March 1, 2017. The number of shares granted was 210,000 in 2018 and 150,000 in 2017.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2018 Annual Report on Form 10-K filed with the SEC on February 21, 2019, for more details about the Company’s performance during 2018.

Stockholder Outreach and Responsiveness to Feedback

2018 Say on Pay Results and 2018 Stockholder Outreach Efforts

At our annual meeting of stockholders in May 2018, approximately 96% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our Named Executive Officers as described in our 2018 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

We are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder concerns on executive compensation and other topics that are important to our stockholders. During 2018, we met or consulted with stockholders that held a majority of our shares outstanding at that time to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Moreover, our Lead Director, the members of our independent Compensation Committee and our other outside directors were available to speak directly with our stockholders if requested. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

2018 Program Changes

Our Compensation Committee and management, in consultation with Mercer, continued to evaluate our executive compensation program during 2018 in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations. In addition, we intend to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs. Following the significant changes to our executive compensation program in 2017 and the strong support for these changes as evidenced by the support for the Company’s advisory Say-on-Pay proposal at the 2017 and 2018 Annual Meetings of Stockholders, changes for 2018 were less significant and were intended to incentivize our Named Executive Officers to focus on objectives that are most important to the Company’s achievement of its immediate as well as long-term strategic goals.

After considering those objectives, our Compensation Committee made the following changes to our executive compensation programs for 2018:

*

Revisions to annual cash incentive compensation methodology: Same-store Adjusted EBITDA Margin Improvement was added as an additional performance objective for our annual cash incentive program in order to emphasize the strategic importance of leveraging various expense reduction opportunities in order to achieve near-term improved earnings growth in the hospital markets. In addition, substantial progress toward the Company’s previously disclosed portfolio rationalization and deleveraging plan continued to be a component of the non-financial performance strategic and operational improvement goals in our annual cash incentive program. Executing on an updated company-wide strategic plan was also added as a component of the non-financial performance strategic and operational improvement goals in our annual cash incentive program.

*

Revised long-term incentive methodology: The three-year financial performance targets for the performance-based restricted stock awards granted in 2018 were Cumulative Same-Store Adjusted EBITDA Growth and Cumulative Adjusted EBITDA Margin Improvement. The

Compensation Committee made a determination to include Adjusted EBITDA Margin Improvement in place of cumulative adjusted EPS (which was included as a metric for performance-based restricted stock awards made in 2017) based on the Committee’s views that this metric better aligned with the Company’s long-term business strategy.

2018 Guiding Principles and Compensation Framework

The core goals applied by the Company in implementing its executive compensation program for 2018 were to provide a mix of compensation vehicles that generated a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives from both a short-term and long-term perspective, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent.

The guiding principles used by the Company during 2018 included:

*	An overall targeted mix of compensation elements that is competitive with our selected peer group companies (see below for a discussion of our peer group);

*	Annual target incentive cash compensation that is at risk, performance-based, and tied to the attainment of the Company’s growth objectives;

*

Long-term incentive awards of stock-based compensation, one-half of which are performance-based with three-year targets and, accordingly, are at risk and further align the interests of executive management with our stockholders; and

*

Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company believes that the flexibility to make upward or downward adjustments as needed for individual performance, unusual market fluctuations, or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on factors such as internal equity, level of responsibility, individual performance, an individual’s tenure in his or her current role, and Company performance.

Components of our 2018 Executive Compensation Program

Peer Group

In accordance with the process described above, the Company utilized a benchmark peer group in connection with determining the executive compensation for the named executive officers.

The Company regularly reviews the composition of its peer group to ensure comparability between the Company and its peer group. As a result of the progress the Company made in 2017 toward its previously disclosed portfolio rationalization and deleveraging plan, the Company’s peer group was revised for 2018, taking into account the smaller size of the Company. The following changes were made:

*	Aetna Inc., Anthem, Inc. and Cardinal Health, Inc. were removed from the Company’s 2018 peer group because they no longer fit the size criteria used by the Company to identify peers; and

*	Genesis Healthcare was added to the Company’s 2018 peer group.

The 2018 peer group included the other four major hospital management companies. In addition, given the limited number of large, publicly-traded hospital management companies, the peer group also included 13 other companies in the healthcare facilities, healthcare services, healthcare distribution, insurance or managed care areas. The 17 companies included in the 2018 peer group analysis were:

Peer Group Companies (for 2018 Compensation Cycle)

• Aflac Incorporated	• LifePoint Health, Inc.
• Centene Corporation	• Molina Healthcare, Inc.
• CIGNA Corporation	• Owens & Minor, Inc.
• DaVita Inc.	• Quest Diagnostics Incorporated
• Genesis Healthcare, Inc. (added for 2018)	• Tenet Healthcare Corporation
• HCA Healthcare, Inc.	• Universal Health Services, Inc.
• Henry Schein, Inc. • Humana Inc.	• Unum Group
• WellCare Health Plans, Inc.
• Kindred Healthcare, Inc.

In selecting the peer group companies, consideration was given to revenue, market capitalization, enterprise value and number of employees of each company, while being sensitive to the positioning of the Company in relation to the peer group medians. The goal was to have the Company fit within the middle of the peer group (i.e., between the 25th and the 75th percentile) with respect to these metrics if possible. At the time the group was selected, the Company was near the median of this peer group in terms of revenue and enterprise value. Our Compensation Committee believes that the Company’s peer group continues to align the Company with the competitive market for talent for our key executives.

Base Salary

Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization and may also be impacted by the individual’s tenure in his or her current role. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary for each of our executive officers is set at a market-competitive level relative to our peer group as identified above when considering each executive’s role and responsibilities, as well as individual performance.

The base salaries of the Chief Executive Officer and the other named executive officers were reviewed by the Compensation Committee in early 2018 as part of its annual review. The Compensation Committee determined that there would be no change to the base salaries of the Chief Executive Officer or the Chief Financial Officer for 2018. The annualized base salary for each of the named executive officers for 2018 is set forth in the following table.

Annualized Base Salary
Position	Executive	2018	2017
CEO	Wayne T. Smith	$1,600,000	$1,600,000
EVP & CFO[1]	Thomas J. Aaron	$675,000	$675,000
President & COO	Tim L. Hingtgen	$900,000	$800,000
Division President	P. Paul Smith	$618,000	— [2]
EVP and General Counsel[1]	Benjamin C. Fordham	$561,000	$550,000

[1]

For Messrs. Aaron and Fordham, 2017 base salary reflects annualized base salary rates effective as of the date of their respective promotions on, May 15, and April 1, 2017, respectively. Actual salaries received are included in the Summary Compensation Table.

[2]	Mr. P. Smith was not a named executive officer in 2017, and as such, his base salary for 2017 is not included in the chart set forth above.

Annual Cash Incentive Compensation (EPIP)

Consistent with prior years, annual cash incentive compensation awards to the named executive officers were made in 2018 pursuant to the Company’s 2004 Employee Performance Incentive Plan (“EPIP”), as amended. Annual cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Targets for the annual cash incentive compensation awards are typically expressed as a percentage of the individual’s base salary.

Annual cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For each named executive officer, the performance goals for 2018 were similar to those used historically. However, same-store Adjusted EBITDA Margin Improvement was added as an additional performance objective to emphasize the importance of leveraging various expense reduction opportunities in order to achieve near term improved Adjusted EBITDA growth in our ongoing hospital markets. In addition, substantial progress toward the Company’s previously disclosed portfolio rationalization and deleveraging plan continued to be one component of the non-financial strategic and operational performance improvement goals for 2018 consistent with 2017. Executing on an updated company-wide strategic plan was also added as a component of the non-financial performance strategic and operational improvement goals. Each individual’s target plan continued to include multiple budgeted goals, and for each goal, different award amounts could be earned depending on the level at which that goal was attained, (i.e., an underachievement and overachievement opportunity).

As in prior years, the Company’s financial goals were based on the attainment of key financial objectives, including, where applicable, budgeted operating performance within the range of the Company’s annual guidance to investors reflected in the Company’s earnings release issued in February 2018 (the “2018 Performance Objectives”). While the Company did not undertake a statistical analysis to quantify how difficult it would be to achieve the relevant targets used to determine cash incentive compensation awards, at the time the target levels were set, the Compensation Committee believed that achieving such target levels, although challenging, was possible with significant effort from the named executive officers. Accordingly, the likelihood of the named executive officers achieving their respective target levels was not known and historically, in any given year, not all of the target levels have been achieved. The Compensation Committee determined that it was appropriate to set rigorous financial targets used to determine the cash incentive compensation awards in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company.

For 2018, the Company’s 2018 Performance Objectives were as set forth in the tables below. Each goal target was scaled to achieve a partial award for less than targeted performance or above target award for exceptional performance as illustrated below:

2018 Adjusted EBITDA* ($ millions)			Net Revenues ($ millions)
2018 Adjusted EBITDA	% of Target Attained	% of Target Bonus Earned	2018 Net Revenues	% of Target Attained	% of Target Bonus Earned
$1,650	100%	100%	$13,700	100%	100%
$1,568	95%	75%	$13,015	95%	75%
$1,485	90%	50%	$12,330	90%	50%
<$1,485	<90%	0%	<$12,330	<90%	0%
Overachievement Opportunity: 1% of base salary for each 0.5% over the target up to the plan maximum.

Overachievement Opportunity: 1% of base
salary for each 1% over the target up to an
additional 10% for the CEO, CFO and COO and
5% for EVP/GC, limited to the plan maximum.
Division Presidents are subject to a division-
specific revenue goal.

2018 Same-Store Adjusted EBITDA Margin Improvement*			2018 Continuing Operations Adjusted EPS+
2018 Same-Store Adjusted EBITDA Margin Improvement	% of Target Attained	% of Target Bonus Earned	2018 Continuing Operations Adjusted EPS	% of Target Bonus Earned
1.00%	100%	100%	$(1.50)	100%
0.50%	50%	75%	$(1.65)	75%
0.00%	0%	50%	$(1.80)	50%
<0.00%	0%	0%	<$(1.80)	0%

Overachievement Opportunity: 1% of base
salary for each 0.1% over the target up to an
additional 20% for the CEO and COO and 10%
for the CFO and EVP/GC, limited to the plan
maximum. Division Presidents are subject to a
division-specific margin improvement goal.

			Overachievement Opportunity: 0.5% of base salary for each $0.03 over the target up to an additional 10%, limited to the plan maximum. EPS is a component for the CEO, CFO and COO.

Linear interpolation is used for performance between the points shown in the tables.

*

Adjusted EBITDA is a non-GAAP financial measure. For information regarding the manner in which Adjusted EBITDA is calculated from the Company’s financial statements, see Annex A to this proxy statement.

+

Continuing Operations Adjusted EPS is a non-GAAP financial measure. For information regarding the manner in which Continuing Operations Adjusted EPS is calculated from the Company’s financial statements, see Annex A to this proxy.

For 2018, the Company’s financial performance in relation to its 2018 Performance Objectives was achieved as follows:

•	Adjusted EBITDA – 99% of target attained; 95% of target amount linked to Adjusted EBITDA awarded;

•	Net Revenues – 103% of target attained; 103% of bonus amount linked to Net Revenues awarded;

•	Adjusted EBITDA Margin Improvement – 0% of target attained; 0% of bonus amount linked to Adjusted EBITDA Margin Improvement awarded; and

•	Continuing Operations Adjusted EPS – $(1.56) of Continuing Operations Adjusted EPS; 90% of target amount linked to Continuing Operations Adjusted EPS awarded.

In addition, the 2018 cash incentive opportunities for our Chief Executive Officer and our Chief Financial Officer included a component for Total Shareholder Return Percentile Rank in accordance with the following table:

2018 TSR Percentile Rank	% of Target Attained	% of Target Bonus Earned
Above 65th = Target	100%	100%
50th – 65th	75%	75%
40th – 49th	50%	50%
30th – 39th	25%	25%
Below 30th	0%	0%

“Total Shareholder Return Percentile Rank” means the relative growth of the Company’s price per share of Common Stock compared to the TSR comparison group. The TSR comparison group consists of the three remaining major hospital management companies that were publicly traded as of December 31, 2018: HCA Healthcare, Inc., Tenet Healthcare Corporation, and Universal Health Services, Inc., as well as Encompass Healthcare Corporation (formerly HealthSouth Corporation).

For 2018, the Company’s Total Shareholder Return was below the 30th percentile for Total Shareholder Return among the TSR Comparison Group, and accordingly neither our Chief Executive Officer nor our Chief Financial Officer earned any portion of their target cash incentive compensation allocated to this component.

The President and COO’s short-term incentive compensation opportunity was also based on the attainment of Divisional Hospital EBITDA. The Executive Vice President and General Counsel’s goal attainment was also based in part on successful progress toward resolving government investigations and shareholder litigation as well as managing department expenses. The Division President’s incentive compensation opportunity included fewer corporate-level financial goals but also included division-specific goals, including Divisional Hospital EBITDA, Division EBITDA Margin Improvement, Division Hospital Revenue and Division Cash Collections.

The Company’s performance in 2018 resulted in greater levels of cash incentive compensation being paid to our named executive officers than in recent years. The Chief Executive Officer earned 87% of his target cash incentive award attainable for 2018. For each component of the non-equity incentive plan compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable, including non-financial strategic and operational performance improvements and overachievement of Company goals, are set forth in the following tables:

	Adjusted EBITDA	Same- Store Adjusted EBITDA Margin Improve- ment	Net Revenues	Continuing Operations Adjusted EPS	Total Share- holder Return	Subtotal	Performance Improvement	Over- achievement	Max.
CEO (W. Smith)
Opportunity	150%	30%	25%	10%	20%	235%	30%	35%	300%
Attainment	142.5%	0%	25%	9%	0%	176.5%	25%	3%	204.5%
EVP/CFO (Aaron)
Opportunity	70%	20%	15%	10%	15%	130%	20%	25%	175%
Attainment	66.5%	0%	15%	9%	0%	90.5%	17%	3%	110.5%

	Adjusted EBITDA	Same- Store Adjusted EBITDA Margin Improve- ment	Net Revenues	Division Hospital EBITDA	Continuing Operations Adjusted EPS	Subtotal	Performance Improvement	Over- achievement	Max.
President/COO (Hingtgen)
Opportunity	75%	20%	20%	15%	10%	140%	25%	35%	200%
Attainment	71.3%	0%	20%	12.8%	9%	113%	21%	3%	137%

	Adjusted EBITDA	Same- Store Adjusted EBITDA Margin Improve- ment	Net Revenues	(1)	Subtotal	Performance Improvement	Over- achievement	Max.
EVP and General Counsel (Fordham)
Opportunity	70%	15%	10%	20%	115%	10%	25%	150%
Attainment	66.5%	0%	10%	20%	96.5%	10%	3%	109.5%

	Adjusted EBITDA	Division Same- Store Adjusted EBITDA Margin Improve- ment	Division Hospital EBITDA	Division Hospital Revenue	Cash Collection as a % of Net Revenue	Subtotal	Performance Improvement	Over- achievement	Max.
President, Division Operations (P. Smith)
Opportunity	25%	20%	50%	10%	10%	115%	10%	25%	150%
Attainment	23.8%	0%	45%	10%	10%	88.8%	10%	0%	98.8%

(1)	Successful Progress on Resolving Government Investigations and Shareholder Litigation and Appropriate Department Cost Versus Budget

Long-Term Incentives (LTI)

Long-term incentives continue to comprise a very important part of the Company’s executive compensation program. Equity awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool.

Equity-based incentive awards are made pursuant to the Company’s 2009 Stock Option and Award Plan, as most recently amended and restated in March 2018 and approved by our stockholders in May 2018 (the “2009 Plan”). This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other share-based awards. The Company has historically only made awards in the form of non-qualified stock options and restricted stock, as these types of awards are most consistently used by the Company’s peer group and are thus deemed to provide the most competitive compensation element for long-term incentive compensation.

Although the equity-based incentive award to each of our named executive officers consisted of a greater number of restricted shares in 2018 compared to 2017, the grant date fair value of the awards to our named executive officers who held the same position during 2018 and 2017 on the date of grant was lower in 2018 than it was in 2017. In this regard, the grant date fair value of our Chief Executive Officer’s 2018 restricted stock award was approximately 30% less than the grant date fair value of the award in 2017.

Beginning in 2017, the Company significantly revised the terms of its long-term incentive awards to its named executive officers. Rather than one-year performance targets for performance-based restricted stock, our named executive officers are granted one-half of their long-term incentive awards in the form of performance-based restricted stock with three-year cumulative performance targets. The other half of the long-term incentive awards granted to each named executive officer is in the form of time-based restricted stock that vests in one-third increments on each of the first three anniversaries of the grant date. The Company believes that these changes make the Company’s long-term incentive program better reflect current governance best practices and help to ensure that our executive management team is focused on maximizing the Company’s long-term performance while continuing to assist in the retention of our valuable executive talent.

For 2018, the three-year financial performance targets for the performance-based restricted stock awards granted were Cumulative Same-Store Adjusted EBITDA Growth and Cumulative Adjusted EBITDA Margin Improvement. Adjusted EBITDA Margin Improvement was used as performance objective in 2018 instead of Cumulative Adjusted EPS, which had been used as a performance objective in 2017. The Committee believed that Adjusted EBITDA Margin Improvement was a more appropriate performance objective for the three-year period beginning January 1, 2018 and ending December 31, 2020 because Adjusted EBITDA Margin Improvement better aligns with the Company’s long-term business strategy. The 2018 long-term incentive awards to our named executive officers are further illustrated in the following table:

	Time-based Restricted Stock	Performance-based Restricted Stock
Weighting	50%	50%
Objectives

•  Drive behaviors to create value for stockholders by linking executive compensation to stock price performance

•  Encourage retention

•  Result in actual share ownership (thereby supporting the Company’s stock ownership guidelines)

•  Align executives’ interests with the interests of stockholders

•  Reinforce the critical objective of building stockholder value over the long term

•  Focus management attention upon the execution of our long-term business strategy

Performance Conditions	N/A	• 50%: Cumulative Same-Store Adjusted EBITDA Growth (as defined below) • 50%: Cumulative Adjusted EBITDA Margin Improvement (as defined below)
Vesting	Vest in three equal installments on the first, second, and third anniversaries of the grant date	Three-year performance period (January 1, 2018 through December 31, 2020). Cliff vest on third anniversary of grant date following certification of results.
Payout	Participant acquires unrestricted shares of common stock upon vesting

Payment made in unrestricted shares of common stock based on actual performance

•  Payouts at 25% of target for achievement of 80% of EBITDA Growth and/or EBITDA Margin Improvement goals

•  Maximum performance capped at 200% of target for achievement of 120% of EBITDA Growth and/or EBITDA Margin Improvement goals

The following table illustrates the potential vesting of the 2018 performance-based restricted stock on the third anniversary of the grant date based on various levels of achievement of Cumulative Same-Store Adjusted EBITDA Growth and Cumulative Same-Store Adjusted EBITDA Margin Improvement:

Achievement %	% of Granted Shares Earned
120%	200%
100%	100%
80%	25%
< 80%	0%

Linear interpolation is used for performance between the points shown in the tables.

For purposes of determining the level of achievement for each portion of the performance-based awards, the determination of the level of achievement for Cumulative Same-Store Adjusted EBITDA Growth and Cumulative Adjusted EBITDA Margin Improvement, as applicable, during the Performance Period, will be determined independently from each other and will not impact the determination of the level of achievement for the other portion of the award.

To the extent that the performance objectives are attained, the restrictions will lapse on the portion of the award subject to that performance objective on the third anniversary of the grant date, provided that the grantee continues to be employed on such date, subject to certain exceptions. To the extent that the minimum performance objective achievement (80%) is not attained, the portion of the award subject to that performance objective will be forfeited in its entirety.

The following definitions will be used in determining achievement of the three-year performance targets:

“Same-Store Adjusted EBITDA” for any fiscal year means Adjusted EBITDA as defined in the Company’s Annual Report on Form 10-K, related to those hospitals to the extent the Company operated them in both comparable periods, excluding those hospitals that have been previously classified as discontinued operations for accounting purposes. In addition, Same-Store Adjusted EBITDA excludes Adjusted EBITDA from hospitals divested or closed during the year of measurement, as well as, the comparable prior year. Same-Store Adjusted EBITDA will be adjusted to exclude the effect of adverse or delayed federal, state or local governmental or regulatory action with regard to the Affordable Care Act, and other items as determined at the discretion of the Compensation Committee.

“Cumulative Same-Store Adjusted EBITDA Growth” over the Performance Period means the sum of each individual year’s Same-Store Adjusted EBITDA Growth, which is a fraction, the numerator of which is the excess of (A) the Company’s Same-Store Adjusted EBITDA at the end of the year less (B) the Company’s Same-Store Adjusted EBITDA for the prior period, and the denominator of which is the Same-Store Adjusted EBITDA for the prior period. To the extent that the Cumulative Same-Store Adjusted EBITDA Growth exceeds or falls short of the Cumulative Same-Store Adjusted EBITDA Growth target, the amount of over achievement or underachievement will be determined based on the sum of the three-years Same-Store Adjusted EBITDA results divided by the sum of the three-year Same-Store Adjusted EBITDA targets.

“Same-Store Adjusted EBITDA Target” means the Cumulative Three-Year Same-Store Adjusted EBITDA Growth Target, as approved by the Compensation Committee.

“Same-Store Adjusted EBITDA Margin” for any fiscal year means a fraction, the numerator of which is the Same-Store Adjusted EBITDA, as defined above, and the denominator of which is the net revenue utilized in the calculation of Same-Store Adjusted EBITDA.

“Cumulative Same-Store Adjusted EBITDA Margin Improvement” over the Performance Period means the sum of each individual year’s change in Same-Store Adjusted EBITDA Margin.

“Same-Store Adjusted EBITDA Margin Improvement Target” means the Cumulative Three-Year Same-Store Adjusted EBITDA Margin Improvement Target, as approved by the Compensation Committee.

We will continue to monitor market best practices and thoughtfully consider stockholder feedback in future years with respect to potential changes to our executive compensation programs.

Benefits

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The named executive officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive additional benefits described below, which are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. The plans in which our named executive officers participate include the Supplemental Executive Retirement Plan, as amended and restated January 1, 2009 (the “Original SERP”), the Supplemental 401(k) Plan and the Deferred Compensation Plan, each of which is a non-qualified plan under the IRC. In addition, each of the named executive officers, other than Mr. W. Smith, currently participate in a Supplemental Executive Retirement Plan, that was effective January 1, 2018 (the “2018 SERP” and, collectively, with the Original SERP, the “SERPs”). The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

We believe that the provision of a retirement benefit is necessary to remain competitive with the Company’s peer group, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, while the Company’s stock ownership and the Board of Directors were controlled by affiliates of Forstmann Little & Co., the Company adopted the Original SERP for the benefit of our officers and key employees of our subsidiaries. The 2018 SERP was adopted by the Company’s Board of Directors effective January 1, 2018. The SERPs are non-contributory non-qualified defined benefit plans that provide for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers these plans and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERPs is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERPs generally provide that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age (the “Social Security Benefit”).

For this purpose, in the Original SERP, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit. In the 2018 SERP, the “Annual Retirement Benefit” is calculated using the highest three years of the last ten full years of service preceding the participant’s termination of employment (rather than the last five full years as in the Original SERP). In all other respects, the “Annual Retirement Benefit” is calculated in the same manner under both the Original SERP and the 2018 SERP. All participants in the 2018 SERP are also participants in the Original SERP. Upon their retirement, their benefit is calculated under the Original SERP and the 2018 SERP. Participants receive their benefit under the Original SERP. If the calculation under the 2018 SERP would yield any additional benefit, the difference is paid under the 2018 SERP.

Generally, named executive officers receive one year of credited service for each year of actual service. In March 2004, the then Compensation Committee of the Board of Directors, in an effort to achieve peer pay equality using a mechanism that would also maximize retention, caused the Original SERP to be amended to credit Mr. W. Smith with two years of service for each year of actual service. This change occurred at a time when the Company was controlled by affiliates of Forstmann Little & Co. (through the ownership of greater than 46,000,000 shares of the Company’s Common Stock) and all members of the Board and the Compensation Committee were nominated by Forstmann Little & Co. None of the Forstmann Little & Co. affiliates continued to serve on the Board of Directors or its committees following the sale of their position in the Company during 2004. In 2008, the Compensation Committee and the Board voted to amend the Original SERP to terminate this practice after 25 years of service had been credited. After reaching 25 years of credited service, Mr. W. Smith received one year of credited service for each year of actual service. Mr. W. Smith, having reached his maximum number of 30 years of credited service, elected in accordance with the plan provisions to have his benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Mr. W. Smith will earn no additional service credit.

In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment following such change in control. Upon such payment to all participants, the SERPs will terminate.

The Company’s named executive officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. A separate supplemental 401(k) plan also exists, but employees are no longer eligible to contribute additional amounts to the non-qualified Supplemental 401(k) Plan. The individual asset balances remaining in this plan are eligible for investment earnings to the named executive officers and employees. These plans do not play a significant role in the Company’s executive compensation program. Since 2009, no Company contributions are made to the Deferred Compensation Plan and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.

Perquisites

The Company provides limited perquisites to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the peer group and other similarly-sized companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation and management of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below. In addition, named executive officers are taxed on the income attributable to their personal use of company aircraft based on Internal Revenue Service guidelines and are not grossed up by the company.

Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. Since 2007, each officer of the Company, including each of the named executive officers (collectively, the “Covered Executives”), has been a party to a change in control severance agreement (a “CIC Agreement”) with the Company. The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a termination of employment for any cash severance benefits to become payable. The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work, (iv) the failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan, or (v) certain other employer actions that would cause the Covered Executive to lose the benefits of the CIC Agreement. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the Presidents, the Executive Vice Presidents, Division Presidents and each Senior Vice President. For the CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively. CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

Compensation and benefits payable under the CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (a) unpaid base pay, (b) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (c) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (d) a pro rata portion of the incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance, and (e) a lump sum equal to the sum of three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, Covered Executives with agreements entered into before 2009 will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, CHSPSC, LLC, and hold the same elected officer titles with this entity as they do with the Company.

Termination of Service and Severance Arrangements

The Company’s severance policy provides that the named executive officers are entitled to receive twenty-four (24) months of their base salary upon a qualifying termination under the severance policy. In addition, upon a termination without cause, each of the named executive officers would be entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination (based on actual results, when determined). Upon termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for the named executive officers.

As described in the preceding section, each of the named executive officers is party to a CIC Agreement, which provides for cash severance benefits only upon both a change in control of the Company and qualifying termination of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting is fully accelerated for all grants under the Company’s 2009 Plan, and with respect to performance-based restricted stock awards, any performance restrictions lapse at the target amount.

Executive Compensation Policies

Stock Ownership Guidelines

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the Company’s non-management directors and the following officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipends, as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Common Stock Required
Chairman/Chief Executive Officer	5.0x
Members of the Board of Directors (including executives)	5.0x
Officers Named in the Proxy Statement and Executive Vice Presidents	3.0x
Other Officers above Vice President	1.5x
Vice Presidents	1.0x

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock

Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of full value stock awards, including but not limited to restricted stock awards and restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock and restricted stock units issued and held as part of an executive officer’s or director’s long-term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems, Inc. stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate.

Compensation “Clawback” Policy

In February 2009, the Board of Directors adopted a policy (the “Clawback Policy”) requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity-based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board, or an appropriate committee of the Board, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board or the appropriate committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee would take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized.

In February 2017, in accordance with the terms of the Settlement Agreement, the Board of Directors revised the Clawback Policy to require that, in the event of a restatement of the Company’s financial statements required under the applicable statutes, rules and regulations of the SEC, the Company will, to the extent permitted by applicable law, require the Company’s Chief Executive Officer and Chief Financial Officer to reimburse the Company for any performance-based cash, stock or equity-based award paid or granted to, or gains realized (such as through the exercise of stock options or sale of equity securities) by the Chief Executive Officer and Chief Financial Officer, to the extent that the amount of such cash, stock or equity-based award or realized gain during the two (2) year period preceding the date of the restatement exceeded the amounts that would have been paid, granted or realized under the Company’s financial statement(s), as restated. This requirement applies to all awards paid or granted to these individuals from the date of its adoption by the Board.

The Company intends to impose such additional recoupment obligations as are necessary to ensure continuing compliance with other applicable laws, including compliance with final SEC clawback rules to be adopted under the Dodd-Frank Act once such final rules have been adopted.

Prohibition on Pledging and Hedging

The Company considers it inappropriate for any director or executive officer to enter into speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors and executive officers from trading in any put or engaging in any short sale or other hedging transaction (including a short sale “against the box”) or equity swap of Company securities, or trading in any call or other derivative on Company securities. The insider trading policy also prohibits any director or executive officer from pledging Company securities, including holding such securities in a margin account. On a case-by-case basis, the Trading Compliance Committee, consisting of the Chief Financial Officer and the General Counsel, may approve an exception to the prohibition on pledging Company securities as collateral for a loan (not including margin debt) where the director or executive officer clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE, each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (“IRC”) and is a “non-employee director” for purposes of Section 16(b) of the Exchange Act.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s independent executive compensation consultant, Mercer, regularly assesses the risk levels of the Company’s executive compensation program. As part of this assessment, the Compensation Committee reviews the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considers the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee believes that the Company’s compensation programs are designed so that they do not include a compensation mix which is overly weighted toward incentive programs that encourage excessive risk-taking, uncapped or “all or nothing” incentive programs or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that the Compensation Committee believes reduce the likelihood of excessive risk-taking, including the use of multiple balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered peer group to assure the Company’s compensation practices are measured and appropriately competitive, multi-year vesting schedules for equity awards, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive stock ownership guidelines. Additionally, the Company’s executive compensation Clawback Policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed annually as a part of the overall enterprise risk assessment.

Tax Considerations

Section 162(m) of the IRC limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other named executive officers. Prior to the Tax Cuts and Jobs Act (“TCJA”) that was signed into law on December 22, 2017, this limitation did not apply to compensation that constituted under applicable regulations “qualified performance-based compensation.”

The TCJA repealed the “qualified performance-based compensation” exception, effective for taxable years beginning after December 31, 2017. The TCJA provided transition relief to preserve this exception for certain contractual arrangements in place as of November 2, 2017. Awards made beginning in our 2018 fiscal year, however, are fully subject to the deduction limits of Section 162(m). While the Compensation Committee considers the tax treatment of compensation paid to our executive officers, the Compensation Committee also believes stockholder interests are best served if we retain discretion and flexibility in awarding compensation to our executive officers, including where the compensation paid to our executive officers may not be fully deductible In this regard, the Compensation Committee has approved, and may in the future approve, the payment of compensation that is not deductible under Section 162(m) of the IRC.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the named executive officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John A. Clerico, Chair
John A. Fry
Julia B. North

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2018, 2017 and 2016 (except to the extent that any of these individuals was not a named executive officer for any such year). This table is prepared in accordance with SEC rules which require that equity awards be valued based on the grant date fair value of such awards, and there can be no assurance regarding the extent to which the value of such stock-based compensation reflected in the table below (including performance-based restricted stock) will be realized by any executive.

Name and Position	Year	Salary ($) (1)	Bonus ($) (1)	Plan Based Awards		Non-equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
				Restricted Stock Awards ($) (2)	Option Awards ($) (3)

Wayne T. Smith	2018	1,600,000	-	961,800	-	3,272,000	1,079,836	111,083	7,024,719
Chairman of the Board	2017	1,600,000	-	1,378,500	-	812,000	1,055,772	99,720	4,945,992
and Chief Executive Officer	2016	1,600,000	-	2,314,500	-	640,000	1,032,245	178,840	5,765,585

Tim L. Hingtgen	2018	900,000	-	687,000	-	1,233,000	147,396	15,846	2,983,242
President and	2017	800,000	-	689,250	-	312,000	393,318	15,258	2,209,826
Chief Operating Officer	2016	655,007	90,000	1,194,200	-	683,624	208,609	13,335	2,844,775

Thomas J. Aaron	2018	675,000	-	458,000	-	745,875	927	22,470	1,902,272
Executive Vice President	2017	646,875	25,000	413,150	-	646,875	-	17,344	1,749,244
and Chief Financial Officer

Benjamin C. Fordham	2018	561,000	-	320,600	-	614,295	250,011	41,767	1,787,673
Executive Vice President	2017	537,500	25,000	551,000		277,938	290,825	26,162	1,708,425
and General Counsel

P. Paul Smith	2018	618,000	-	274,800	-	610,275	12,036	20,526	1,535,637
Division President

(1)

Amounts represent cash-based salary and bonus compensation before any deferrals under the Company’s deferred compensation plans. Total cash-based compensation for the year ended December 31, 2018 was as follows: Mr. W. Smith, $4,872,000; Mr. Hingtgen, $2,133,000; Mr. Aaron, $1,420,875; Mr. Fordham, $1,175,295 and Mr. P. Smith, $1,228,275.

(2)

The dollar amounts shown in this column represent the fair value of restricted shares (including both time-based and performance-based restricted shares) on their respective grant dates. The fair value of these restricted shares on the respective grant dates are as follows: March 1, 2018 ($4.58) per share; March 1, 2017 ($9.19) per share; and March 1, 2016 ($15.43) per share. The grant date fair value of performance-based restricted shares included in the table above was computed in accordance with ASC 718 and assumes performance conditions are achieved at the target (100%) performance level. Assuming the highest level of performance conditions are achieved with respect to the 2018 performance-based restricted stock awards (which would result in vesting at a 200% performance level), the stock award values for 2018 would be as follows: Mr. W. Smith ($1,442,700); Mr. Hingtgen ($1,030,500); Mr. Aaron ($687,000); Mr. Fordham ($480,900) and Mr. P. Smith ($412,200). The market value for the restricted stock awards on their respective first vesting dates was as follows: $4.58 per share on March 1, 2018 for awards granted on March 1, 2017; $9.19 per share on March 1, 2017 for awards granted on March 1, 2016; and $15.43 per share on March 1, 2016 for shares granted on March 1, 2015.

(3)	No options were granted in 2018, 2017 or 2016.

(4)

Amounts represent the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2018, 2017 or 2016.

(5)

All Other Compensation for the year ended December 31, 2018 consists of the following (which benefits are valued based on the aggregate incremental cost to the Company and are discussed in “Perquisites” on page 44 of this Proxy Statement):

Name	Long- Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Corporate Aircraft ($)	Membership/ Dues ($)
Wayne T. Smith	3,780	8,250	55,571	35,720	7,762
Tim Hingtgen	2,214	8,250	5,382	-	-
Thomas J. Aaron	4,158	8,250	10,062	-	-
Benjamin C. Fordham	3,769	8,250	29,748	-	-
P. Paul Smith	2,214	8,250	10,062	-	-

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted under the 2009 Plan, including the grant date fair value of these awards, and the range of potential cash incentive payments under the 2004 Employee Performance Incentive Plan for the named executive officers for the year ended December 31, 2018. There can be no assurance that the grant date fair value of restricted stock awards will ever be realized.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Wayne T. Smith			-	3,760,000	4,800,000	-	-	-	-	-	-	-
	3/1/2018	(1)	-	-	-	-	105,000	210,000	-	-	-	480,900
	3/1/2018	(2)							105,000			480,900
Tim L. Hingtgen			-	1,260,000	1,800,000	-	-	-	-	-	-	-
	3/1/2018	(1)		-	-	-	75,000	150,000	-	-	-	343,500
	3/1/2018	(2)			-	-	-	-	75,000	-	-	343,500
Thomas J. Aaron			-	877,500	1,181,250	-	-	-	-	-	-	-
	3/1/2018	(1)	-	-	-	-	50,000	100,000	-	-	-	229,000
	3/1/2018	(2)	-	-	-	-	-	-	50,000			229,000
Benjamin C. Fordham			-	532,950	841,500	-	-	-	-	-	-	-
	3/1/2018	(1)	-	-	-	-	35,000	70,000	-	-	-	160,300
	3/1/2018	(2)	-	-	-	-	-	-	35,000	-	-	160,300
P. Paul Smith			-	710,700	927,000	-	-	-	-	-	-	-
	3/1/2018	(1)	-	-	-	-	30,000	60,000	-	-	-	137,400
	3/1/2018	(2)	-	-	-	-	-	-	30,000	-	-	137,400

(1)

Lapsing of the performance-based restrictions with respect to this March 1, 2018 grant of restricted stock is based 50% on the attainment of a pre-determined level of Cumulative Same-Store Adjusted EBITDA Growth and 50% on the attainment of a pre-determined level of Cumulative Same-Store Adjusted EBITDA Margin for the three-year period beginning January 1, 2018 and ending on December 31, 2020. The performance-based awards vest on the third anniversary of the grant date and can potentially vest as low as 0% for underachievement (as reflected in the threshold column) or as high as 200% for overachievement (as reflected in the maximum column).

(2)	The time-based restrictions with respect to this March 1, 2018 grant of restricted stock will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(3)

Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2018 fiscal year. The grant date fair value of each restricted share granted on March 1, 2018 is $4.58. The closing market price of the shares of our Common Stock on December 31, 2018, the last trading day of the Company’s fiscal year, was $2.82.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards and unvested restricted stock awards as of December 31, 2018 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Wayne T. Smith	50,000	-	-	$30.3200	2/23/2020
	50,000	-	-	$34.3800	2/22/2021
	40,000	-	-	$17.4900	2/15/2022	205,000	578,100	180,000	507,600
Tim L. Hingtgen	1,000	-	-	$30.3200	2/23/2020
	1,000	-	-	$34.3800	2/22/2021
	334	-	-	$17.4900	2/15/2022	130,001	366,603	112,500	317,250
Thomas J. Aaron	-	-	-	-	-	138,685	391,092	62,500	176,250
Benjamin C. Fordham	-	-	-	-	-	68,335	192,705	55,000	155,100
P. Paul Smith	1,000	-	-	$30.3200	2/23/2020
	1,000	-	-	$34.3800	2/22/2021
	1,000	-	-	$17.4900	2/15/2022	55,001	155,103	50,000	141,000

(1)	These options were fully vested as of December 31, 2018.

(2)	There are no unexercisable stock options as of December 31, 2018.

(3)	This column includes the following restricted stock awards that were subject to time-based vesting restrictions at December 31, 2018:

Name	Date Granted	Time-Based Restricted Shares

Wayne T. Smith	3/1/2016	50,000
	3/1/2017	50,000
	3/1/2018	105,000
Tim L. Hingtgen	3/1/2016	13,334
	10/1/2016	16,667
	3/1/2017	25,000
	3/1/2018	75,000
Thomas J. Aaron	12/7/2016	67,017
	3/1/2017	8,334
	6/1/2017	13,334
	3/1/2018	50,000
Benjamin C. Fordham	3/1/2016	6,667
	3/1/2017	13,334
	6/1/2017	13,334
	3/1/2018	35,000
P. Paul Smith	3/1/2016	11,667
	3/1/2017	13,334
	3/1/2018	30,000

Vesting for these awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the grant date.

(4)	Market value is calculated based on the closing market price of shares of the Company’s Common Stock on December 31, 2018, the last trading day of the Company’s fiscal year, of $2.82 per share.

(5)

This column includes the 2017 and 2018 performance-based restricted stock awards. The performance-based awards vest on the third anniversary of the respective grant date and can potentially vest as low as 0% for underachievement or as high as 200% for overachievement. In accordance with SEC disclosure rules, the number of shares reflected in the table is based on an assumed achievement at the target (100%) performance level.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the named executive officers along with the number of restricted stock awards that vested during the year ended December 31, 2018.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (1)
Wayne T. Smith	-	-	125,000	572,500
Tim L. Hingtgen	-	-	54,167	225,251
Thomas J. Aaron	-	-	77,848	355,158
Benjamin C. Fordham	-	-	26,666	118,064
P. Paul Smith	-	-	20,333	96,125

(1)	The value realized upon vesting is based on the number of shares vesting multiplied by the closing price of our common stock on the date the award vested.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2018, including the number of years of service credited to each such named executive officer. Under the Company’s SERPs, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in Note 10 of the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2019.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last ten full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or a (ii) percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wayne T. Smith	SERP	30.00	48,457,136	-
Tim L. Hingtgen	SERP	4.92	750,604	-
Thomas J. Aaron	SERP	2.08	927	-
Benjamin C. Fordham	SERP	6.83	991,495	-
P. Paul Smith	SERP	3.00	12,036	-

(1)

Named executive officers receive one year of credited service for each year of actual service. As discussed further in “Retirement and Deferred Compensation Benefits” on page 43 of this Proxy Statement, under the Original SERP, Mr. W. Smith was formerly credited with two years of service for each year of actual service. This component of the Original SERP was adopted by the Compensation Committee in March 2004, while the Company’s stock ownership and Board of Directors were controlled by affiliates of Forstmann Little & Co. In 2008, the Compensation Committee and the Board voted to amend the Original SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. W. Smith has received one year of credited service for each year of actual service. Mr. W. Smith, having reached his maximum number of 30 years of credited service, previously elected in accordance with the plan provisions to have his benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Mr. W. Smith will earn no additional service credit.

Non-Qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. The participants may select their investment funds in the plan in which their accounts are deemed to be invested. Since 2009, the Company has not contributed to this plan. Company contributions made prior to that time are now fully vested.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no earlier than 10 days and no later than 45 days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings(Losses) In Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
Wayne T. Smith	-	(148,599)	-	8,507,429
Tim Hingtgen	-	(12,193)	-	160,791
Thomas J. Aaron(4)	-	-	-	-
Benjamin C. Fordham(4)	-	-	-	-
P. Paul Smith (4)	-	-	-	-

(1)	No contributions were made to the Deferred Compensation Plan during 2018.

(2)	Reflects investment earnings (losses) for 2018.

(3)	Reflects plan balance as of December 31, 2018.

(4)	Thomas J. Aaron, Benjamin C. Fordham and P. Paul Smith are not participants in the Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current named executive officers upon termination of employment or a change in control under our existing plans, agreements and policies. These amounts are the incremental or enhanced amounts that a named executive officer would receive that are in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2018. The closing price of the Company’s Common Stock was $2.82 on that date.

Named Executive Officer	Cash Severance ($)	Equity Incentive Plan Awards		Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total ($)
		Acceleration of Options ($)	Acceleration of Restricted Stock ($)
Wayne T. Smith
Voluntary termination	-	-	-	48,457,136	-	-	-	48,457,136
Involuntary termination	6,472,000	-	1,085,700	48,457,136	22,100	-	-	56,036,936
Change in control of the company	16,080,000	-	1,085,700	48,457,136	33,150	25,000	-	65,680,986

Tim L. Hingtgen
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary termination	3,033,000	-	683,853	-	26,674	-	-	3,743,527
Change in control of the company	6,480,000	-	683,853	-	40,011	25,000	-	7,228,864

Thomas J. Aaron
Voluntary termination	-		-	-	-	-	-	-
Involuntary termination	2,095,875	-	567,342	-	22,158	-	-	2,685,375
Change in control of the company	4,657,500	-	567,342	-	33,237	25,000	-	5,283,079

Benjamin C. Fordham
Voluntary termination	-	-	-	1,011,860	-	-	-	1,011,860
Involuntary termination	1,736,295	-	347,805	1,011,860	39,719	-	-	3,135,679
Change in control of the company	3,525,885	-	347,805	1,690,213	59,578	25,000	-	5,648,481

P. Paul Smith
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary termination	1,846,275	-	296,103	-	39,629	-	-	2,182,007
Change in control of the company	3,986,100	-	296,103	-	59,444	25,000	-	4,366,647

Below is a discussion of the estimated payments and/or benefits under four events:

1.

Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2.

Retirement, as defined in the various plans and agreements. The benefits to the named executive officers for Retirement are equal to those available in the case of a Voluntary Termination as described in the table above.

3.

Involuntary Termination, which includes a termination other than for cause, (including any termination by the Company without cause and any termination due to death or disability) but does not include a termination related to a change in control of the Company.

4.	Change in Control of the Company, as defined in the CIC Agreements previously described in the “Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.

Voluntary Termination.  No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement. No severance amounts are payable upon retirement.

Involuntary Termination.  The named executive officers would receive two (2) times the sum of the base salary and a prorated portion of their cash incentive compensation for the fiscal year in which the named executive officers’ termination occurs.

Change in Control of the Company.  In the event of both a change in control of the Company and certain qualifying terminations of employment, the named executive officers would receive three (3) times the sum of the base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs or (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs, assuming all performance objectives were met in full.

Equity-Incentive Plan Awards

Each named executive officer has outstanding long-term incentive awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination.  If a named executive officer voluntarily terminates his or her employment prior to being eligible for retirement, or the Company terminates his or her employment for cause, his or her unvested restricted stock will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement.  Upon retirement, unvested stock options would be forfeited and unvested time-based and performance-based restricted stock would be forfeited.

Involuntary Termination.  If a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his or her time-based restricted stock award will vest on the later of (1) the first anniversary of the grant date or (2) the date of termination. If a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his or her performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines the extent to which the performance objective has been obtained. If attained, then the restrictions on the entire award will lapse on the third anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award will lapse immediately). If the performance objective is not attained, the award will be forfeited in its entirety. If a named executive is terminated by the Company as a result of such officer’s death or disability, all shares of restricted stock (with respect to time-based restricted stock) and the target number of shares of restricted stock (with respect to performance-based restricted stock) which have not become vested will vest, and the restrictions thereon will lapse as of the date of such termination. The value of unvested restricted stock that would become fully vested for each of the named executive officers (with respect to performance-based restricted stock, assuming 100% attainment of the related performance objective) is presented in the above table.

With respect to stock options, if a named executive officer’s employment is terminated for any reason other than disability, death or for cause, the vested portion of such stock option would be exercisable for a period of three months following termination after which time the option would automatically terminate. If a named executive officer’s employment is terminated for disability, all options would immediately vest and become exercisable and would be exercisable for a period of 12 months following termination, after which time the option would automatically terminate. If a named executive officer’s employment is terminated due to death (or death occurs within three months after termination), the option would immediately vest and would be exercisable by the beneficiary thereof (by will or laws of descent) for a period of 12 months following death, after which time the option would automatically terminate.

Change in Control of the Company.  The value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table (although this chart reflects such full vesting, the Company’s Amended and Restated 2009 Stock Option and Award Plan provides that these equity awards held by named executive officers will only fully and immediately vest if (1) the equity awards are not assumed or replaced by the successor company or (2) the equity awards are assumed or replaced by the successor company, and the executive’s employment is terminated without cause (or the executive terminates his or her employment for good reason) within the two-year period following the change in control).

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the SERP for each described scenario.

Voluntary Termination.  In the case of voluntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Retirement.  In the case of retirement, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Involuntary Termination.  In the case of involuntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Change in Control of the Company.  In the case of change in control of the company, the lump sum value of payments to each of the named executive officers is presented in the above table; provided, that all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit.

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2018 for a term of 36 months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.

As described in additional detail above under “Non-Qualified Deferred Compensation,” certain of the named executive officers also participate in the Deferred Compensation Plan. Distributions of plan balances will occur in accordance with the terms of the plan following the date on which the participant is entitled to receive the distribution.

Excise Tax Gross-Up

Named executive officers (if a party to change in control severance agreements entered into before 2009) will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. The value of these “gross-up” payments for each of the named executive officers is presented in the above table. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

Equity Compensation Plan Information

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2018.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options warrants and rights (b)	Available for future issuance under equity compensations plans (excluding securities reflected in column (a)) (c) (2)

Equity Compensation plans approved by security holders	624,938	31.21	8,639,000
Equity Compensation plans not approved by security holders	-	-	-

Total	624,938	31.21	8,639,000

(1)	Represents shares of our Common Stock that may be issued pursuant to stock options and restricted stock units granted under the 2000 Plan and the 2009 Plan as of December 31, 2018.

(2)

Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the 2009 Plan, as of December 31, 2018. Awards granted in the form of restricted stock (including restricted stock units), performance awards (including shares issued in respect to performance awards) and other awards that are granted in the 2009 Plan as “full-value awards” reduce the number of shares available for grant under the 2009 Plan by 1.52 shares for each share subject to such an award.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer. Set forth below is a brief description of our methodology and the resulting CEO pay ratio.

Measurement Date

In 2018, the prior year’s median employee terminated employment. Therefore, as permitted by the SEC, we identified an alternate median employee with comparable pay as the median employee for 2018 using our employee population on December 31, 2018. As of such date, our employee population consisted of approximately 88,000 employees. This population consisted of our full-time, part-time and temporary employees.

Consistently Applied Compensation Measure (CACM)

Under SEC rules, we identified the median employee by use of a “consistently applied compensation measure,” or CACM. We selected base salary as of the measurement date as our CACM, which we believe reasonably reflects the annual compensation of our employees. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. No material assumptions or estimates were made to identify the median employee or determine total annual compensation.

Annual total compensation for both the Chief Executive Officer and the median employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. The annual total compensation for our Chief Executive Officer includes both the amount reported in the “Total” column of our 2018 Summary Compensation Table of $7,024,719 and the estimated value of our CEO’s health and welfare benefits of $11,050. Our median employee compensation as calculated using Summary Compensation Table requirements (including the estimated value of health and welfare benefits) was $61,666. Therefore, our CEO to median employee pay ratio is 114:1.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2018	2017
	(in thousands)
Audit fees (a)	$6,025	$6,320
Audit-related fees (b)	900	948
Tax fees (c)	290	70
All other fees (d)	53	539

Total	$7,268	$7,877

(a)	Audit fees include professional services for the integrated audits of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

(b)	Audit-related fees consists of fees paid principally in connection with services provided with respect to:

•	statutory and regulatory audits;

•	consents and procedures related to SEC filings and/or refinancing transactions;

•	agreed-upon procedures engagements.

(c)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

(d)	All other fees consist of products or consulting services other than those described above.

The Audit and Compliance Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during 2018 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services.

Required Vote

The Audit and Compliance Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,
Christopher G. Cobb
Vice President-Legal and Corporate Secretary

Franklin, Tennessee

April 4, 2019

Annex A

Non-GAAP Financial Measures

This Proxy Statement contains non-GAAP financial measures that have adjusted or excluded items from the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The following is a discussion of the Company’s use of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measure.

EBITDA is a non-GAAP financial measure which consists of net loss attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to non-controlling interests and to exclude the effect of discontinued operations, loss (gain) from early extinguishment of debt, impairment and (gain) loss on sale of businesses, gain on sale of investments in unconsolidated affiliates, expense incurred related to the acquisition and integration of HMA, expense incurred related to the spin-off of QHC, expense incurred related to the sale of a majority ownership interest in the Company’s home care division, expense (income) related to government and other legal settlements and related costs, expense related to employee termination benefits and other restructuring charges, expense (income) from settlement and fair value adjustments on the CVR agreement liability related to the HMA legal proceedings, and related legal expenses, amortization of software to be abandoned, and the overall impact of the change in estimate related to net patient revenue recorded in the fourth quarter of 2017 resulting from the increase in contractual allowances and the provision for bad debts. The Company has from time to time sold non-controlling interests in certain of its subsidiaries or acquired subsidiaries with existing non-controlling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company reports Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess the operating performance of the Company’s hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of the Company’s executive management team and is one of the primary targets used to determine short-term cash incentive compensation. In addition, management utilizes Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. The Company believes it is useful to provide investors and other users of the Company’s financial statements this performance measure to align with how management assesses the Company’s results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in the Company’s senior secured credit facility, which is a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility (including the Company’s ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the senior secured credit facility (although Adjusted EBITDA does not include all of the adjustments described in the senior secured credit facility). For further discussion of Consolidated EBITDA and how that measure is utilized in the calculation of our debt covenants, see the Capital Resources section of Part II, Item 7 of our Annual Report on Form 10-K filed with the SEC on February 21, 2019.

Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. We believe such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reflects the reconciliation of Adjusted EBITDA, as defined, to net (loss) income attributable to Community Health Systems, Inc. stockholders as derived directly from the consolidated financial statements (in millions):

	Year Ended December 31,
	2018	2017	2016	2015	2014
Net (loss) income attributable to Community Health Systems, Inc. stockholders	$(788)	$(2,459)	$(1,721)	$158	$92
Adjustments:
(Benefit from) provision for income taxes	(11)	(449)	(104)	116	82
Depreciation and amortization	700	861	1,100	1,172	1,106
Net income attributable to non-controlling interest	84	63	95	101	111
Loss from discontinued operations	-	12	15	36	57
Amortization of software to be abandoned	-	-	-	-	75
Interest expense, net	976	931	962	973	972
(Gain) loss from early extinguishment of debt	(31)	40	30	16	73
Impairment and (gain) loss on sale of businesses, net	668	2,123	1,919	68	41
Gain on sale of investments in unconsolidated affiliates	-	-	(94)	-	-
Change in estimate for contractual allowances and provision for bad debts	-	591	-	-	-
Expenses related to the acquisition and integration of HMA	-	-	-	1	69
Gain on sale of investments in unconsolidated affiliates	-	-	(94)	-	-
Expense (income) from government and other legal settlements and related costs	11	(31)	16	4	105
Expense (Income) from fair value adjustments and legal expenses related to cases covered by the CVR	13	6	(6)	8	(6)
Expenses related to the sale of a majority interest in the home care division	-	1	1	-	-
Expenses related to the spin-off of Quorum Health Corporation	-	-	12	17	-
Expenses related to employee termination benefits and other restructuring charges	20	14	-	-	-

Adjusted EBITDA	$1,642	$1,703	$2,225	$2,670	$2,777

Income from Continuing Operations per share (diluted), excluding adjustments, is a non-GAAP financial measure. Income per Diluted Share from continuing operations, excluding adjustments, equals income from continuing operations, as reported, on a per share (diluted) basis, adjusted to exclude (1) loss from early extinguishment of debt, (2) accelerated amortization of software to be abandoned, (3) impairment and (gain) loss on sale of businesses, net, (4) acquisition and integration expenses from the acquisition of HMA, (5) expenses related to government legal settlements and related costs (other than HMA legal proceedings underlying the CVR agreement), (6) income (expense) from fair value adjustments, net of legal expenses, related to the HMA legal proceedings underlying the CVR agreement, (7) gain on the sale of investments in unconsolidated affiliates, (8) expenses incurred related to the spin-off of Quorum Health Corporation, (9) expenses incurred related to the sale of a majority interest in the home care division, (10) expense related to employee termination benefits and other restructuring charges, (11) expense related to changes in the corporate income tax rate, and (12) the overall impact of the change in estimate related to net patient revenue recorded in the fourth quarter of 2017 resulting from the increase of contractual allowances and the provision for bad debts. The Company uses income from continuing operations per share (diluted), excluding these adjustments, to evaluate performance of the Company’s operations excluding certain items that we believe impact the comparability of results from period to period. The Company believes that information about income from continuing operations per share (diluted), excluding these adjustments, is useful to investors, particularly where the impact of the excluded items is significant in relation to reported income from continuing operations, because the measure provides investors with an additional tool for comparing between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of our underlying business.

In addition, income from Continuing Operations per Share (diluted), excluding adjustments, is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, income from continuing operations per share, or any other measure calculated in accordance with U.S. GAAP. The items excluded from Income from Continuing Operations per Share (diluted), excluding adjustments, are significant components in understanding and evaluating financial performance. This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies.

The following table reconciles income from continuing operations, as reported, on a per share (diluted) basis to income from continuing operations on a per share (diluted) basis, with the adjustments noted above (total per share amounts may not add due to rounding):

	Year Ended December 31,
	2018	2017	2016	2015	2014
Income from continuing operations, as reported	$(6.99)	$(21.89)	$(15.41)	$1.68	$1.32
Adjustments:
Loss from early extinguishment of debt	(0.20)	0.23	0.17	0.09	0.40
Amortization of software to be abandoned	-	-	-	-	0.42
Impairment and (gain) loss on sale of business, net	4.66	16.84	16.07	0.36	0.22
Expenses related to the acquisition and integration of HMA	-	-	-	-	0.38
Government settlement and related costs	0.07	(0.18)	0.09	0.02	0.57
Income(expense) from fair value adjustments, net of legal expenses related to cases covered by the CVR agreement	0.09	0.04	(0.04)	0.05	(0.03)
Gain on sale of investments in unconsolidated affiliates	-	-	(0.54)	-	-
Expenses related to the spin-off of Quorum Health Corporation	-	-	0.10	0.09	-
Expenses related to the sale of a majority interest in the home care division	-	-	0.01	-	-
Expenses related to employee termination benefits and other restructuring charges	0.13	0.08	-	-	-
Change in estimate for contractual allowances and provision for bad debts	-	3.38	-	-	-
Expenses related to change in corporate income tax rate	-	0.29	-	-	-
Tax effect of non-deductible portion of HMA legal settlement	0.30	-	-	-	-

Income from continuing operations, excluding adjustments	$(1.94)	$(1.20)	$0.46	$2.29	$3.29

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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E66165-P18055                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNITY HEALTH SYSTEMS, INC.

The Board of Directors recommends you vote FOR the election of the following nominees:

1.	Election of Directors
	Nominees:	For	Against	Abstain

1a.   John A. Clerico

1b.   Michael Dinkins

1c.   James S. Ely III

1d.   John A. Fry

1e.   Tim L. Hingtgen

1f.    Elizabeth T. Hirsch

1g.   William Norris Jennings, M.D.

1h.   K. Ranga Krishnan, MBBS

1i.   Julia B. North

1j.   Wayne T. Smith

1k.   H. James Williams, Ph.D.

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
					The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
					2.	Proposal to approve on an advisory (non-binding) basis the compensation of the Company’s named executive officers.	☐	☐	☐
					The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
					3.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

E66166-P18055

COMMUNITY HEALTH SYSTEMS, INC.

Annual Meeting of Stockholders

May 14, 2019 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Wayne T. Smith and Benjamin C. Fordham, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Company”), to be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067 on Tuesday, May 14, 2019, at 8:00 a.m., local time, and at any adjournments or postponements thereof (the “Meeting”).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side